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                                                                  Execution Copy

                                                                   Exhibit 10(g)

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                            STOCK PURCHASE AGREEMENT

                                     between

                             IMPERIAL SUGAR COMPANY

                                    as SELLER

                                       and

                            HORMEL FOODS CORPORATION

                                    as BUYER

                     ---------------------------------------

                          Dated as of December 30, 2002

                    ----------------------------------------


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                                                                  Execution Copy

                                TABLE OF CONTENTS

ARTICLE I SALE OF STOCK.....................................................................  1
   Section 1.1    Purchase and Sale.........................................................  1
   Section 1.2    Time and Place of Closing.................................................  2
   Section 1.3    Deliveries by Seller......................................................  2
   Section 1.4    Deliveries by Buyer.......................................................  3
   Section 1.5    Excluded Intellectual Property............................................  3
   Section 1.6    Books and Records.........................................................  3
   Section 1.7    No Ongoing or Transition Services.........................................  3
   Section 1.8    Intercompany Accounts.....................................................  4
   Section 1.9    Certain Distributions; Purchase Price Adjustments.........................  4
   Section 1.10   Indiana Plant Disposition.................................................  6
   Section 1.11   Specialty Foods of Canada Disposition.....................................  6
   Section 1.12   Dixie Crystals Foodservice Disposition....................................  6
   Section 1.13   Disposition of Ragus Holdings Shares......................................  7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER.........................................  7
   Section 2.1    Organization; Etc.........................................................  7
   Section 2.2    Authority Relative to this Agreement......................................  7
   Section 2.3    Capitalization............................................................  8
   Section 2.4    Ownership of Shares.......................................................  9
   Section 2.5    Consents and Approvals; No Violations.....................................  9
   Section 2.6    Financial Statements...................................................... 10
   Section 2.7    Absence of Undisclosed Liabilities........................................ 10
   Section 2.8    Absence of Certain Changes................................................ 11
   Section 2.9    Litigation................................................................ 13
   Section 2.10   Compliance with Law....................................................... 13
   Section 2.11   Employee Benefit Plans.................................................... 14
   Section 2.12   Labor and Employment Matters.............................................. 15
   Section 2.13   Taxes..................................................................... 17
   Section 2.14   Title, Ownership and Related Matters...................................... 18
   Section 2.15   Certain Contracts and Arrangements........................................ 19
   Section 2.16   Intellectual Property..................................................... 20
   Section 2.17   Environmental............................................................. 21
   Section 2.18   Insurance................................................................. 23
   Section 2.19   Products.................................................................. 24
   Section 2.20   Inventory................................................................. 25
   Section 2.21   Customers and Suppliers................................................... 25
   Section 2.22   Accounts Receivable....................................................... 25
   Section 2.23   Books and Records......................................................... 26
   Section 2.24   Affiliate Transactions.................................................... 26
   Section 2.25   Brokers; Finders and Fees................................................. 26
   Section 2.26   Availability of Documents................................................. 26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER......................................... 27
   Section 3.1    Organization; Etc......................................................... 27
   Section 3.2    Authority Relative to this Agreement...................................... 27
   Section 3.3    Consents and Approvals; No Violations..................................... 27
   Section 3.4    Acquisition of Shares for Investment...................................... 28
   Section 3.5    Availability of Funds..................................................... 28
   Section 3.6    Litigation................................................................ 28
   Section 3.7    Investigation by Buyer; Seller's Liability................................ 28
   Section 3.8    Brokers; Finders and Fees................................................. 29

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
ARTICLE IV COVENANTS OF THE PARTIES............................................................  29
   Section 4.1    Conduct of Business..........................................................  29
   Section 4.2    Access to Information; Confidentiality.......................................  31
   Section 4.3    Consents; Cooperation........................................................  32
   Section 4.4    Commercially Reasonable Efforts..............................................  34
   Section 4.5    Public Announcements.........................................................  34
   Section 4.6    Tax Matters..................................................................  34
   Section 4.7    Buyer's Knowledge of Breach..................................................  40
   Section 4.8    Employees; Employee Benefits.................................................  40
   Section 4.9    Noncompete...................................................................  43
   Section 4.10   Ancillary Agreements.........................................................  44
   Section 4.11   Real Property Matters........................................................  45
   Section 4.12   Post-Closing Access..........................................................  45
   Section 4.13   Litigation Support and Idaho Fresh-Pak Litigation............................  45
   Section 4.14   Disposed Businesses..........................................................  46
   Section 4.15   Environmental Matters........................................................  46

ARTICLE V CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE.....................................  47
   Section 5.1    Conditions to Each Party's Obligations to Consummate the Stock Purchase......  47
   Section 5.2    Further Conditions to Seller's Obligations...................................  47
   Section 5.3    Further Conditions to Buyer's Obligations....................................  48
   Section 5.4    Materiality of Conditions....................................................  49

ARTICLE VI TERMINATION AND ABANDONMENT.........................................................  50
   Section 6.1    Termination..................................................................  50
   Section 6.2    Procedure for and Effect of Termination......................................  50

ARTICLE VII SURVIVAL AND INDEMNIFICATION.......................................................  51
   Section 7.1    Survival Periods.............................................................  51
   Section 7.2    Seller's Agreement to Indemnify..............................................  52
   Section 7.3    Buyer's Agreement to Indemnify...............................................  54
   Section 7.4    Third-Party Indemnification..................................................  55
   Section 7.5    No Setoff....................................................................  56
   Section 7.6    No Duplication...............................................................  56
   Section 7.7    Qualifications for Materiality...............................................  57
   Section 7.8    Sole Remedy..................................................................  57
   Section 7.9    No Special Damages...........................................................  57
   Section 7.10   Escrow Account...............................................................  58

ARTICLE VIII MISCELLANEOUS PROVISIONS..........................................................  58
   Section 8.1    Amendment and Modification...................................................  58
   Section 8.2    Entire Agreement; Assignment.................................................  58
   Section 8.3    Severability.................................................................  59
   Section 8.4    Notices......................................................................  59
   Section 8.5    Governing Law................................................................  60
   Section 8.6    Dispute Resolution...........................................................  60
   Section 8.7    Descriptive Headings.........................................................  62
   Section 8.8    Counterparts.................................................................  62
   Section 8.9    Fees and Expenses............................................................  62
   Section 8.10   Interpretation...............................................................  62
   Section 8.11   Third-Party Beneficiaries....................................................  62
   Section 8.12   No Waivers...................................................................  63
   Section 8.13   Specific Performance.........................................................  63

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                                                                  Execution Copy

Exhibits

      Exhibit A    Excluded Sugar Products
      Exhibit B    Assignment Agreement
      Exhibit C    License Agreement
      Exhibit D    Transition Services Agreement
      Exhibit E    Working Capital Schedule
      Exhibit F    Closing Condition Consents
      Exhibit G    Seller Lender Approvals
      Exhibit H    Designated Imperial Employees
      Exhibit I    Supplier Agreement
      Exhibit J    Co-Pack Agreement
      Exhibit K    Escrow Agreement
      Exhibit L    Title Policies
      Exhibit M    Title Imperfections

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                            STOCK PURCHASE AGREEMENT

             STOCK PURCHASE AGREEMENT, dated as of December 30, 2002 (this "Agreement"), by and between Imperial Sugar Company, a Texas corporation ("Seller"), and Hormel Foods Corporation, a Delaware corporation ("Buyer"). Seller and Buyer are hereinafter collectively referred to as the "parties" and each individually as a "party."

             WHEREAS, Seller owns all the outstanding shares of capital stock of Diamond Crystal Holdings, Inc., a Michigan corporation ("Holdings"), and Savannah Foods & Industries, Inc., a Delaware corporation and wholly owned subsidiary of Seller ("Savannah"), owns all the outstanding shares of capital stock of Diamond Crystal Brands, Inc., a Delaware corporation ("Brands");

             WHEREAS, Holdings and Brands together with their respective direct and indirect subsidiaries identified on Schedule 2.3 of the Seller Disclosure Letter (as defined below) (Holdings and Brands, collectively with such subsidiaries, the "Companies," and, individually, each a "Company") conduct the branded and private label dry packed food products businesses of Seller and Savannah for the retail and foodservice industries, which businesses include the development, production, marketing, distribution and sale of the products listed in Section 2.19 of the Seller Disclosure Letter (all such businesses collectively referred to as "DCB" or the "DCB Business"); provided, however, that the DCB Business shall exclude (1) the business of the Companies, Seller, Savannah and their respective affiliates relating to the marketing, distribution and sale of the sugar products set forth on Exhibit A hereto (such business, the "Excluded Sugar Business") and (2) any businesses formerly conducted by the Companies but sold, transferred or otherwise discontinued prior to the date of this Agreement; and

             WHEREAS, Seller and Savannah desire to sell and Buyer desires to purchase DCB in a single and indivisible transaction by means of a sale and purchase of (1) all 1,000 of the issued and outstanding shares of common stock of Holdings ("Holdings Shares") and (2) all 1,000 of the issued and outstanding shares of common stock of Brands ("Brands Shares", and, together with Holdings Shares, "Shares").

             NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                                  SALE OF STOCK

             Section 1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing (as defined below):

             (a) Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, the Holdings Shares free and clear of all Liens (as defined below) except for those created by Buyer or arising out of ownership of the Shares by Buyer;

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             (b) Seller will cause Savannah to sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Savannah, the Brands Shares free and clear of all Liens except for those created by Buyer or arising out of ownership of the Shares by Buyer;

             (c) Buyer will pay to Seller, for the account of Seller and Savannah, in consideration for the Shares, an aggregate amount of $115,000,000, subject to adjustment as provided in Section 1.9 (the "Purchase Price"), of which $10,200,000 shall be deducted and deposited in escrow (the "Escrow Amount") in accordance with Section 1.1(d), by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing; and

             (d) Buyer will deposit the Escrow Amount with U.S. Bank, National Association (the "Escrow Agent") to be held in escrow by the Escrow Agent in accordance with the terms of the Escrow Agreement. Of the Escrow Amount, $1,000,000 shall be the "Adjustment Escrow Amount" and $9,200,000 shall be the "Indemnification Escrow Amount".

             The transactions contemplated by this Section 1.1 are sometimes referred to as the "Stock Purchase."

             Section 1.2 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995, at and effective as of 9:00 a.m. (local time) on the date hereof subject to the satisfaction or waiver of all of the conditions to each party's obligations under this Agreement. The date on which the Closing occurs and the transactions contemplated by this Agreement become effective is referred to as the "Closing Date."

             Section 1.3 Deliveries by Seller. Subject to the terms and conditions of this Agreement, at the Closing, Seller will deliver the following to Buyer:

             (a) Certificates representing the Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

             (b) A certificate of an appropriate officer of Seller, dated the Closing Date, stating that the conditions set forth in Section 5.3(a), (b) and
(e) have been satisfied;

             (c) Duly executed copies of all Closing Condition Consents (as defined below);

             (d) The resignations of all members of the Boards of Directors and all officers of the Companies who are employees of Seller; and

             (e) All other documents, instruments and writings required to be delivered by Seller at or (to the extent not previously delivered) prior to the Closing Date under this Agreement.

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             Section 1.4 Deliveries by Buyer. Subject to the terms and
conditions of this Agreement, at the Closing, Buyer will deliver the following to Seller or the Escrow Agent, as applicable:

             (a) To Seller, the Purchase Price less the Escrow Amount, in immediately available funds, as set forth in Section 1.1 of this Agreement;

             (b) To the Escrow Agent, the Escrow Amount, in immediately available funds, as set forth in Section 1.1 of this Agreement;

             (c) To Seller, a certificate of an appropriate officer of Buyer, dated the Closing Date and stating that the conditions set forth in Section 5.2(a) and (b) have been satisfied; and

             (d) All other documents, instruments and writings required to be delivered by Buyer at or (to the extent not previously delivered) prior to the Closing Date under this Agreement.

             Section 1.5 Excluded Intellectual Property. Except as set forth (i) in the Assignment Agreement among Ragus Holdings, Inc., a Delaware corporation ("Ragus"), Buyer, Seller and Hormel Foods, LLC, a Minnesota limited liability company ("Hormel Foods, LLC"), in substantially the form attached as Exhibit B to this Agreement (the "Assignment Agreement") and (ii) the License Agreement among Ragus, Buyer, Seller and Hormel Foods, LLC, in substantially the form attached as Exhibit C to this Agreement (the "License Agreement"), it is expressly agreed that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in any names, patents, copyrights, trade names, trademarks, identifying logos, service marks, trade secrets or other intellectual property of Seller or any of Seller's affiliates (other than the Companies) (collectively, the "Excluded Intellectual Property").

             Section 1.6 Books and Records. Seller agrees to deliver to Buyer at or as soon as practicable after the Closing all books and records of the Companies and of Seller, Savannah and Ragus to the extent primarily related to the DCB Business (including correspondence, memoranda, books of account, personnel and payroll records and the like), except for the original books and records of the Companies relating to Taxes (as defined below), including Tax Returns (as defined below), copies of which shall be made available to Buyer upon request. Subject to Section 4.2 hereof, Seller may keep copies of any books and records delivered to Buyer.

             Section 1.7 No Ongoing or Transition Services. Except as otherwise agreed to in writing by Seller and Buyer or as provided in the Transition Services Agreement in substantially the form attached as Exhibit D to this Agreement (the "Transition Services Agreement"), at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Companies by Seller, Savannah or any of their affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.

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             Section 1.8 Intercompany Accounts. On or prior to the Closing Date, all intercompany accounts between any of the Companies, on the one hand, and Seller, Savannah and their affiliates (other than the Companies), on the other hand, shall be canceled. Subject to Section 1.9 of this Agreement, no adjustment shall be made to the Purchase Price as a result of any such cancellation.

             Section 1.9 Certain Distributions; Purchase Price Adjustments.

             (a) The parties agree that Seller and Savannah shall have the right, at or prior to the Closing and subject to the terms of Section 4.1(c)(viii) hereof, to cause any Company to distribute cash and accounts receivables to Seller, Savannah or their affiliates, by one or more dividends, repurchases of existing stock and/or other distributions. Notwithstanding the immediately preceding sentence, Seller, at or prior to the Closing and subject to the terms of Section 4.1(c)(viii) hereof, shall cause the Companies to transfer all accounts receivable, inventory and other current assets and all current liabilities to the extent related to the Excluded Sugar Business (in each case in the manner set forth in Exhibit E to this Agreement to the extent practicable) to Seller, Savannah or their affiliates, by one or more dividends, repurchases of existing stock and/or other distributions. Seller shall indemnify and hold harmless Buyer from, against and in respect of any liabilities or obligations, whether known or unknown, contingent or otherwise, without regard for any indemnity limitation set forth in Article VII hereof, associated with the ownership or operation of the Excluded Sugar Business and the sale or transfer effected under this Section 1.9(a), including without limitation any liability or obligation in respect of Taxes.

             (b) Exhibit E to this Agreement sets forth the components of combined, consolidated Working Capital (as defined below) as of June 30, 2002.

             (c) Within 30 calendar days following the Closing:

                 (i) Seller shall prepare, or cause to be prepared, and deliver to Buyer a combined consolidated schedule of components of Working Capital as of the Closing Date in a manner consistent with Exhibit E (the "Closing Date Working Capital Schedule") and a statement (the "Closing Statement") reflecting the calculation of any adjustment to the Purchase Price under
     Section 1.9(c), accompanied by a certificate of the chief financial officer or principal accounting officer of Seller to the effect that such statement has, to his or her knowledge, been prepared in accordance with the terms of this Agreement. In connection with the preparation of the Closing Date Working Capital Schedule, on or no later than three business days after the Closing Date, Seller shall conduct a physical inventory for purposes of determining the amount of inventory of the DCB Business on the Closing Date to be included in such Closing Date Working Capital Schedule. Seller shall permit Buyer and its representatives to observe the conduct of such inventory and Buyer shall permit Seller access to its property as necessary to conduct such inventory.

                 (ii) The Closing Date Working Capital Schedule shall reflect Working Capital consistent with financial reporting policies and procedures used by the DCB Business prior to the Closing, which policies and procedures are set forth in Exhibit E to

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     this Agreement. As used in this Agreement, "Working Capital" means the amount of current assets of the DCB Business (excluding current assets relating to the Excluded Sugar Business transferred in accordance with
     Section 1.9(a), employee loans, income taxes and intercompany accounts) minus the amount of the components of current liabilities of the DCB Business (excluding all current liabilities relating to the Excluded Sugar Business to be transferred in accordance with Section 1.9(a), income taxes and intercompany accounts), each as of the Closing Date determined in accordance with generally accepted accounting principles in the United States ("GAAP") and calculated in a manner consistent with Exhibit E.

          (iii) Buyer shall have a period of 30 calendar days after delivery of the Closing Date Working Capital Schedule and the Closing Statement to review (and cause Buyer's auditors to review) such documents and make any objections it may have in writing to Seller. Seller will make the work papers and back-up materials used in preparing the Closing Date Working Capital Schedule and the Closing Statement available to Buyer and Buyer's auditors at reasonable times and upon reasonable notice during such 30-day period in order to facilitate the resolution by the parties of any objections to the Closing Date Working Capital Schedule and the Closing Statement. If written objections are delivered to Seller by Buyer within such 30-day period, then Buyer and Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made by Buyer within such 30-day period, then the Closing Date Working Capital Schedule and the Closing Statement shall be final and binding on the parties. If disputes with respect to the Closing Date Working Capital Schedule or the Closing Statement cannot be resolved by Buyer and Seller within 30 calendar days after timely delivery of any objections thereto, then, at the request of Buyer or Seller, the specific matters in dispute shall be submitted to KPMG LLP (the "Auditors") or such other independent accounting firm as may be approved by Seller and Buyer, which firm shall render its opinion as to such specific matters. If no such referral is made within 45 days after the delivery of the objections, then the Closing Date Working Capital Schedule and the Closing Statement shall be final and binding on the parties. Based on such opinion, such independent accounting firm will then send to Seller and Buyer its determination of the specified matters in dispute, which determination shall be final and binding on the parties hereto. The fees and expenses of the Auditors shall be borne one-half by Seller and one-half by Buyer.

          (iv) If the Working Capital reflected on the Closing Date Working Capital Schedule as finally determined under Section 1.9(c) is less than $9,366,000, then within five days following the final determination thereof, Buyer shall be entitled to receive from the Escrow Agent out of the Adjustment Escrow Amount the amount of such deficiency, together with interest thereon at 7% per annum from (and including) the Closing Date to (but excluding) the date of such payment. In the event that (i) the amount of such deficiency, together with interest thereon, is not fully funded by the Adjustment Escrow Amount, Seller shall pay the balance thereof to Buyer by wire transfer in immediately available funds to the account or accounts designated by Buyer or (ii) the amount of such deficiency is fully funded by the Adjustment Escrow Amount, the Escrow Agent shall pay to Seller an amount equal to (x) the Adjustment Escrow Amount less (y) the amount paid to Buyer. If the Working Capital reflected on the Closing Date

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     Balance Sheet is greater than $9,366,000, then within five days following the final determination thereof, (i) Buyer will pay to Seller by wire transfer in immediately available funds to the account or accounts designated by Seller the amount of such excess, plus interest thereon and on the Adjustment Escrow Amount at 7% per annum from (and including) the Closing Date to (but excluding) the date of such payment and (ii) the Escrow Agent shall make payment to Seller by wire transfer in immediately available funds of the full amount of the Adjustment Escrow Amount.

             Section 1.10 Indiana Plant Disposition. The parties agree that prior to the Closing, Seller will cause the transfer of the Indiana Plant from the DCB Business by sale or transfer of all shares of Menu Magic Foods, Inc. ("Menu Magic") such that (i) the Indiana Plant will not be part of the assets and liabilities of the Companies immediately prior to the Closing and (ii) neither Holdings nor Brands, directly or indirectly, will own shares of Menu Magic immediately prior to the Closing. For purposes of this Agreement, "Indiana Plant" means the blending plant located in Indianapolis, Indiana and currently owned by Menu Magic, and all related Industrial Development Bond debt and all other liabilities or obligations in respect of such plant. Seller shall indemnify and hold harmless Buyer from, against and in respect of any liabilities or obligations, whether known or unknown, contingent or otherwise, without regard for any indemnity limitation set forth in Article VII hereof, associated with the ownership or operation of Menu Magic and the Indiana Plant and any sale or transfer effected under this Section 1.10, including without limitation any liability or obligation in respect of Taxes or arising under any Environmental Law.

             Section 1.11 Specialty Foods of Canada Disposition. The parties agree that prior to the Closing, Seller will cause the disposal of Specialty Foods (as defined below) from the DCB Business by sale, transfer of all shares, liquidation or other disposition of Specialty Foods such that (i) the assets and liabilities of Specialty Foods, if any, will not be part of the assets and liabilities of the Companies immediately prior to the Closing and (ii) neither Holdings nor Brands, directly or indirectly, will own shares of Specialty Foods immediately prior to the Closing. For purposes of this Agreement, "Specialty Foods" means Diamond Crystal Specialty Foods of Canada Limited, a Canadian corporation, and all debt and other liabilities or obligations of such corporate entity. Seller shall indemnify and hold harmless Buyer from, against and in respect of any liabilities or obligations, whether known or unknown, contingent or otherwise, without regard for any indemnity limitation set forth in Article VII hereof, associated with the ownership or operation of Specialty Foods and any sale, transfer or liquidation effected under this Section 1.11, including without limitation any liability or obligation in respect of Taxes or arising under any Environmental Law.

             Section 1.12 Dixie Crystals Foodservice Disposition. The parties agree that prior to the Closing, Seller will cause the disposal of Dixie Crystals Foodservice (as defined below) from the DCB Business by sale, transfer of all shares, liquidation or other disposition of Dixie Crystals Foodservice such that (i) the assets and liabilities of Dixie Crystals Foodservice, if any, will not be part of the assets and liabilities of the Companies immediately prior to the Closing and (ii) neither Holdings nor Brands, directly or indirectly, will own shares of Dixie Crystals Foodservice immediately prior to the Closing. For purposes of this Agreement, "Dixie Crystals Foodservice" means Dixie Crystals Foodservice, Inc., a Delaware corporation, and all debt and other liabilities or obligations of such corporate entity. Seller shall indemnify and hold

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harmless Buyer from, against and in respect of any liabilities or obligations, whether known or unknown, contingent or otherwise, without regard for any indemnity limitation set forth in Article VII hereof, associated with the ownership or operation of Dixie Crystals Foodservice and any sale, transfer or liquidation effected under this Section 1.12, including without limitation any liability or obligation in respect of Taxes or arising under any Environmental Law.

           Section 1.13 Disposition of Ragus Holdings Shares. The parties agree that prior to the Closing, Seller will cause the shares of common stock of Ragus held by Diamond Crystal Specialty Foods, Inc. to be transferred to Seller or an affiliate of Seller such that Diamond Crystal Specialty Foods, Inc. will not own shares of common stock of Ragus immediately prior to the Closing. Seller shall indemnify and hold harmless Buyer from, against and in respect of any liabilities or obligations, whether known or unknown, contingent or otherwise, without regard for any indemnity limitation set forth in Article VII hereof, associated with the ownership of such shares and the transfer effected under this Section 1.13, including without limitation any liability or obligation in respect of Taxes or arising under any Environmental Law.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Except as set forth in a letter to be delivered by Seller to Buyer concurrently with this Agreement (the "Seller Disclosure Letter"), Seller represents and warrants to Buyer as follows.

           Section 2.1 Organization; Etc. Seller, Savannah, Ragus and each Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or partnership, as applicable, power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so organized, existing and in good standing, to have such power and authority or to be so qualified would not, individually or in the aggregate, have a Seller Material Adverse Effect (as defined below). As used in this Agreement, the term "Seller Material Adverse Effect" means a material adverse change in, or effect on, the business, financial condition, results of operations or customer, supplier or employee relationships of the DCB Business or the ability of Seller to consummate the transactions contemplated hereby; provided, however, that (a) any adverse change or effect attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees) and (b) the effects of changes that are generally applicable to the industries in which DCB operates or to the United States economy generally, shall be excluded from such determination.

           Section 2.2  Authority Relative to this Agreement.

           (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party. Seller has and

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Savannah has, or as of the Closing will have, all requisite corporate power and authority to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which it is a party. The execution and delivery of this Agreement, and each Ancillary Agreement to which Seller is a party, and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement have been duly and validly authorized by all requisite corporate action on the part of Seller and have been, or as of Closing will have been, duly and validly authorized by all requisite corporate action on the part of Savannah. This Agreement has been and each Ancillary Agreement to which Seller is a party will, as of Closing, have been duly and validly executed and delivered by Seller, and assuming this Agreement and each such Ancillary Agreement has been duly authorized, executed and delivered by Buyer and the other parties thereto, constitutes or will constitute, as applicable, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(b) enforcement of this Agreement and the Ancillary Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           (b) Ragus has, or as of the Closing will have, all requisite corporate power and authority to execute and deliver the Assignment Agreement and the License Agreement and all requisite corporate power and authority to consummate the transactions contemplated thereby. The execution and delivery of each of the Assignment Agreement and the License Agreement and the consummation of the transactions contemplated by each of the Assignment Agreement and the License Agreement have been, or as of the Closing will have been, duly and validly authorized by all requisite corporate action on the part of Ragus. Each of the Assignment Agreement and the License Agreement will, as of Closing, have been duly and validly executed and delivered by Ragus, and, assuming the Assignment Agreement and the License Agreement have been duly authorized, executed and delivered by Buyer, will constitute a valid and binding agreement of Ragus, enforceable against Ragus in accordance with its terms, except that
(a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of the Assignment Agreement and the License Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           Section 2.3 Capitalization. Section 2.3 of the Seller Disclosure Letter sets forth (a) the authorized capital stock of each Company, (b) the number of issued and outstanding shares of capital stock of each Company and (c) the names and addresses of each record holder of the issued and outstanding shares of capital stock of each Company, the number of shares held by each such holder and the share certificate numbers, any repurchase or redemption rights for such shares in favor of the Company and any limitations on the ability of the holder of such capital stock to vote or dispose of such shares. The Holdings Shares represent all the outstanding capital stock of Holdings, and the Brands Shares represent all the outstanding capital stock of Brands. All outstanding shares of capital stock of each Company are duly authorized, validly issued, fully paid and nonassessable. Except for the Shares and as set forth in Section
2.3 of the

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Seller Disclosure Letter, there are not, and at the Closing there will not be, any capital stock or other equity interests in any Company issued or outstanding or any subscriptions, options, warrants, calls, rights (including preemptive rights), convertible securities or other agreements or commitments of any character obligating Seller or Savannah to cause any Company, or obligating any Company, to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any of their capital stock or other equity interests, or any agreements, arrangements or understandings obligating Seller, Savannah or any Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, call, right or agreement granting any person any rights in any Company similar to capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any of the Companies. Except for the Companies, no Company owns any interest in any corporation, general or limited partnership, limited liability company, joint venture, estate, trust or other association. The DCB Business, excluding the Excluded Sugar Business, is conducted exclusively through the Companies, and, for the avoidance of doubt, none of the DCB Business is conducted by or through Menu Magic, Specialty Foods or Dixie Crystals Foodservice.

           Section 2.4 Ownership of Shares.

           (a) Except as set forth in Section 2.4 of the Seller Disclosure Letter, all the Holdings Shares are owned of record and beneficially by Seller and all the Brands Shares are owned of record by Savannah and beneficially by Seller and Savannah free and clear of all liens, pledges, charges, claims, security interests or other encumbrances, whether consensual, statutory or otherwise (collectively, "Liens"). The Holdings Shares and the Brands Shares are all duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued by Holdings and Brands, respectively, in compliance with all applicable securities and corporate Laws, agreements or contracts applicable to Holdings or Brands and Holdings' and Brands' certificates of incorporation and by-laws and in compliance with any preemptive rights, rights of first refusal or other rights. The consummation of the Stock Purchase will convey to Buyer good and valid title to the Shares, of record and beneficially, free and clear of all Liens, except for those created by Buyer or arising out of ownership of the Shares by Buyer.

           (b) Except as set forth in Section 2.4 of the Seller Disclosure Letter, all the outstanding shares of capital stock of the Companies (other than Holdings and Brands) are owned, of record and beneficially, directly or indirectly, by Holdings or Brands free and clear of all Liens.

           Section 2.5 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), or as set forth in Section 2.5 of the Seller Disclosure Letter, neither the execution and delivery of this Agreement or any Ancillary Agreement by Seller and of the Assignment Agreement and the License Agreement by Ragus, nor the consummation by Seller and Savannah of the transactions contemplated by this Agreement and the Ancillary Agreements to which Seller is a party and the consummation by Ragus of the transactions contemplated by the Assignment Agreement and the License Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Seller, Savannah, Ragus or any of the Companies, (b) result in a material violation or material breach of, or constitute (with or

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without due notice or lapse of time or both) a material default (or give rise to any material right of termination, cancellation, acceleration or the loss of a material benefit) under, or require any consent under or result in the creation of any Lien under, any material note, bond, mortgage, deed of trust, indenture, lease, license, commitment, contract, agreement or other material instrument, obligation or arrangement to which Seller, Savannah, Ragus or any of the Companies is a party or by which any of them or any of their respective properties or assets are bound or affected, (c) violate or conflict with any judgment, order, writ, injunction, decree, law, statute, rule, regulation or ordinance (collectively, "Laws" and, individually, a "Law") applicable to Seller, Savannah, Ragus or any of the Companies or any of their respective properties or assets, or (d) require any notice to, filing with, or the obtaining of any permit, authorization, consent or approval of or any action by, any governmental or regulatory authority, domestic or foreign, except in the case of clauses (b), (c) and (d) of this Section 2.5 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not adversely affect the ability of Seller, Savannah or Ragus to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, or which become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.

           Section 2.6 Financial Statements. Section 2.6 of the Seller Disclosure Letter contains (a) the audited combined consolidated balance sheets of DCB as of September 30, 2002, 2001 and 2000 and the audited combined consolidated statements of operations, changes in shareholder's equity and statements of cash flows of DCB for the years then ended (the "Audited Financial Statements") and (b) the schedule of pro forma operating results for the DCB Business for each of the years ended September 30, 2002, 2001 and 2000 together with an agreed-upon procedures report of Seller's independent accountants (collectively, the "Pro Forma Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). Except as disclosed therein, such Financial Statements are based upon the books and records of the Companies, the balance sheets included in the Audited Financial Statements fairly present, in all material respects, the financial position of DCB as of the dates thereof, and the statements of operations included in the Audited Financial Statements fairly present, in all material respects, the results of operations of DCB, for the periods indicated, in accordance with GAAP consistently applied throughout the periods indicated (except, in the case of unaudited statements, for the absence of notes thereto and subject to normal year-end adjustments, which are not material in the aggregate). The pro forma operating results included in the Pro Forma Financial Statements fairly present, in all material respects, the results of operations of the DCB Business for the periods indicated.

           Section 2.7 Absence of Undisclosed Liabilities. Except (i) as reflected or expressly reserved against in the latest balance sheet included in the Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of such balance sheet, none of which is an uninsured liability or obligation for breach of contract, breach of warranty, tort, infringement, litigation or violation of governmental order, governmental authorization or any Law, (iii) as otherwise disclosed herein or in Section 2.7(a) of the Seller Disclosure Letter or (iv) for executory obligations existing as of the date of such balance sheet that arose in the ordinary course of business consistent with past practice under contracts and agreements and that, in accordance with GAAP, were not required

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to be reflected on the such balance sheet, but only to the extent any of such obligations relate to contracts and agreements that are disclosed in Section
2.15 of the Seller Disclosure Letter (or to contracts or agreements that are not otherwise required to be disclosed in the Seller Disclosure Letter by the terms of Section 2.15), no Company has any liabilities or obligations (whether direct, indirect, accrued or contingent) in excess of $500,000, individually or in the aggregate.

           Section 2.8 Absence of Certain Changes. Except as set forth in
Section 2.8 of the Seller Disclosure Letter or as otherwise contemplated by Sections 1.9(a), 1.10, 1.11, 1.12 and 1.13 of this Agreement, from September 30, 2002 to the date of this Agreement, there has not been a Seller Material Adverse Effect and:

           (a) none of the Companies has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business and consistent with past practice;

           (b) none of the Companies has entered into any agreement or contract (or series of related agreements or contracts) either involving more than $100,000 or outside the ordinary course of business (other than sales and purchase orders entered into in the ordinary course of business consistent with past practice);

           (c) none of the Companies has accelerated, suspended, terminated, modified or canceled any agreement or contract (or series of related agreements or contracts) involving more than $100,000 to which any of the Companies is a party or by which any of them is bound except in the ordinary course of business;

           (d) other than (i) liens for taxes not yet due and payable, (ii) statutory liens of lessors, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or
(iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations ("Permitted Liens"), no Lien has been imposed on any assets of any of the Companies;

           (e) none of the Companies has made any capital expenditure (or series of related capital expenditures) either involving more than $500,000 or outside the ordinary course of business;

           (f) none of the Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity (or series of related capital investments, loans and acquisitions) either involving more than $500,000 or outside the ordinary course of business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any person or entity;

           (g) none of the Companies has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or capitalized lease obligation;

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           (h) none of the Companies has delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable, in each case outside the ordinary course of business;

           (i) none of the Companies has canceled, compromised, waived or released any material right or claim (or series of related rights or claims);

           (j) except as provided in Section 2.16 of the Seller Disclosure Letter, none of the Companies or Ragus has granted any license or sublicense of any rights under or with respect to any DCB Intellectual Property;

           (k) there has been no change made or authorized in the articles or certificates of incorporation or organization or by-laws of any of the Companies;

           (l) none of the Companies has issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

           (m) none of the Companies has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

           (n) none of the Companies has made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the ordinary course of business;

           (o) none of the Companies has entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

           (p) none of the Companies has granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the ordinary course of business;

           (q) none of the Companies has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other plan);

           (r) none of the Companies has made or pledged to make any charitable contribution outside the ordinary course of business;

           (s) none of the Companies has discharged or satisfied any Lien or paid any liability, in each case with a value in excess of $100,000 individually or $100,000 in the aggregate, other than current liabilities paid in the ordinary course of business;

           (t) none of Seller, Savannah or the Companies has disclosed, to any person or entity other than Buyer and authorized representatives of Buyer, any proprietary confidential information related to the DCB Business, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement (except for

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confidentiality agreements entered into in connection with the proposed sale of the DCB Business) is listed on Section 2.15 of the Seller Disclosure Letter and is in full force and effect on the date of this Agreement;

           (u) Seller has not made any change in accounting principles or practices from those utilized in the preparation of the Financial Statements; and

           (v) none of the Companies, or Seller or Savannah on behalf of the Companies, has committed to take any of the actions described in this Section 2.8.

           Section 2.9 Litigation. Except as set forth in Section 2.9 of the Seller Disclosure Letter, there is no action, suit, proceeding, arbitration, or governmental investigation, hearing or proceeding pending or, to the knowledge of Seller, threatened against Seller, Savannah, Ragus or any Company by or before any court or governmental or regulatory entity or authority, that (a) involves amounts greater than $100,000, (b) would adversely affect the ability of Seller, Savannah or Ragus to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, (c) would adversely affect the ability of Buyer to operate the DCB Business following the Closing in substantially the same manner as operated by Seller, Savannah and the Companies prior to the Closing or (d) involves or relates to any trade practices of the DCB Business, including any pricing, promotion, rebate, discount, commission, allocation, merchandising practice or territorial restriction.

           Section 2.10 Compliance with Law.

           (a) The DCB Business has been conducted in compliance in all material respects with all applicable Laws (excluding Environmental Laws, which are the subject of Section 2.17 of this Agreement), including but not limited to, federal, state, local and foreign statutes, laws, ordinances, rules, orders, regulations and other requirements pertaining to product labeling and food and consumer products safety. Seller, Savannah, Ragus and the Companies have not, during the three years prior to the date hereof received any written communication from any governmental entity or authority that alleges that the DCB Business or any of the Companies is, in any manner, not in compliance with applicable Laws (excluding Environmental Laws). None of Seller, Savannah, Ragus or any of the Companies is relying on any exemption from or deferral of any Law (excluding Environmental Laws), governmental order or governmental approval, consent, license, permit, waiver, certificate, registration or other authorization issued, granted, given, made available or otherwise required by any governmental entity or authority or pursuant to Law (excluding Environmental
Laws) that would not be available to the Companies after the Closing.

           (b) Seller, Savannah, Ragus and each of the Companies has, in full force and effect, all material approvals, licenses, permits, authorizations and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating food safety) necessary to conduct the DCB Business and own and operate the assets of the DCB Business ("Governmental Authorizations"). Section 2.10(b) of the Seller Disclosure Letter sets forth a correct and complete list of such Governmental Authorizations and for each such Governmental Authorization, indicates whether it will not continue to be held by the

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Companies after the Closing. The Companies have conducted DCB in material compliance with the terms and conditions of such Governmental Authorizations.

           Section 2.11 Employee Benefit Plans.

           (a) Section 2.11(a) of the Seller Disclosure Letter sets forth (i) all employee benefit plans (as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and (ii) all material benefit programs or practices providing for bonuses, incentive compensation, vacation pay, insurance, restricted stock, stock options, employee discounts or passes, company cars, tuition reimbursement or any other prerequisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to present or former employees, officers or independent contractors of any of the Companies, that is not an employee benefit plan within the meaning of ERISA ss. 3(3), in each case, maintained or contributed to by any of the Companies and applicable to employees of any of the Companies (collectively, the "Company Plans"). As used in this Section 2.11, Company Plans shall include every such arrangement: (i) which any Company, or Seller or Savannah in connection with the DCB Business, has committed to implement, establish, adopt or contribute to in the future, and (ii) which is in the process of termination (but such term does not include any such arrangement that has been terminated and completely wound up prior to the date of this Agreement such that the Companies have no present or potential financial liability with respect to such arrangement).

           (b) With respect to the Company Plans, Seller has made available to Buyer true and accurate copies of (i) all plan documents, (ii) for any Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code"), the most recent favorable determination letter issued with respect to the Company Plan, if any, and the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service ("IRS") and, (iii) for the Retirement Income Plan for Certain Bargaining Unit Employees of Savannah Foods & Industries, Inc. (the "CBU Plan"), a copy of the most recent actuarial report.

           (c) All Company Plans and their related trusts have been and are maintained both in form and in operation in material compliance with applicable requirements of ERISA, the Code, and all other federal and state statutes and regulations relating to employee benefit plans. No Company has any commitment or obligation to establish or adopt any new or additional Company Plans or to increase the benefits under any existing Company Plan. No Company is the plan administrator of any of the Company Plans. All Company Plans are, for reporting and disclosure purposes, calendar year plan ends.

           (d) No employee pension plan (within the meaning of section 3(2) of ERISA) maintained by any of the Companies or any entity that is required to be treated as a single employer together with the Companies under Section 414 of the Code ("ERISA Affiliates") which is subject to Section 412 of the Code has had any "accumulated funding deficiency" (as such term is defined in Section 412 of the Code), whether or not waived, as of the last day of the most recent plan year, and no unsatisfied liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred with respect to any such plan by any Company.

           (e) Each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the appropriate District

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Director of the IRS. No such Company Plan has lost its qualified status and, to the knowledge of Seller, there are no facts which would adversely affect the qualified status of any Company Plan.

           (f) No withdrawal liability has been incurred by or asserted against any Company, or any of their ERISA Affiliates, with respect to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), other than a liability that has been fully satisfied.

           (g) With respect to any arrangement of the type described in Section 2.11(a) above that would have been a Company Plan but for the fact that it is not an arrangement maintained or contributed to by any of the Companies and is not applicable to employees of any of the Companies but with respect to which the Companies are or may be financially liable either as a result of a direct sponsor's affiliation to the Companies (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the arrangement is not maintained by any of the Companies for the benefit of its employees or former employees), or under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer, the representations made in (c) through (f) above are true.

           Section 2.12 Labor and Employment Matters. Except as set forth in
Section 2.12 of the Seller Disclosure Letter:

           (a) There are no (i) collective bargaining agreements or other labor agreements relating to any Company or covering any employee to which any Company is a party or by which it is bound; (ii) unfair labor practice complaints against any Company, pending (or to the knowledge of Seller threatened) before the National Labor Relations Board or any state or local agency with respect to the operation of any Company; (iii) pending or threatened labor strikes or other material labor troubles affecting any Company; or (iv) material labor grievances pending against any Company.

           (b) To the knowledge of Seller, there are no organizing activities involving any non-union employees of any Company currently in progress.

           (c) The employment relationship between each of the Companies and each employee of the Companies is at-will.

           (d) Each Company has at all times been in compliance, in all material respects, with all applicable Laws relating to employment and employment practices, including, but not limited to, those relating to the calculation and payment of wages, equal employment opportunity (including, but not limited to, Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers' compensation, or any other protected classification), affirmative action, and other hiring practices, occupational safety and health, immigration, workers' compensation, unemployment, the payment of social security and other taxes, and unfair labor practices under the National Labor Relations Act.

           (e) There are no workers' compensation claims pending against any Company, and to the knowledge of Seller, no facts exist that would give rise to such a claim.

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           (f) No employee of any Company is subject to any secrecy,
confidentiality, or noncompetition agreement or any other agreement or restriction of any kind that would impede in any material respect the ability of such employee to carry out fully all activities of such employee in furtherance of any Company's business.

           (g) As of the date of this Agreement, no current employee of any Company is on a short or long-term disability leave or leave of absence.

           (h) To the knowledge of Seller, there are no complaints, controversies, lawsuits, or other proceedings pending against any Company brought on behalf of any applicant for employment, any employee, or any former employee, or classes of the foregoing, alleging breach of any express or implied contract of employment, or violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship or termination thereof.

           (i) To the knowledge of Seller, there are no pending or threatened investigations, audits, complaints, or proceedings against any Company by or before any governmental entity, respecting or involving any applicant for employment, any employee, or any former employee, or any class of the foregoing, including, but not limited to: (i) the Equal Employment Opportunity Commission or any other corresponding state or local agency relating to any claim or charge concerning discrimination, (ii) the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours or wages, (iii) the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning the safety and health of employees or any former employees, and (iv) the Office of Federal Contract Compliance or any corresponding state agency.

           (j) No Company is delinquent in payments to any employee or any former employee for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees or former employees.

           (k) Each employee of a Company hired after November 8, 1986, has completed and the Company has retained an Immigration and Naturalization Service form I-9 in accordance with the applicable rules and regulations. No Company has as an employee: (i) a non-immigrant employee whose status would terminate or otherwise be affected by the business transaction consummated under this Agreement or (ii) an alien who is authorized to work in the United States in non-immigrant status.

           (l) All handbooks and material written policies and procedures relating to employment by any Company including, but not limited to, compensation, benefits, equal employment opportunity, and safety are listed and described on Section 2.12 of the Seller Disclosure Letter and true and correct copies of all such documents have been provided to Buyer.

           (m) A complete and accurate list of all employees of each Company as of the date of this Agreement are listed and described on Section 2.12 of the Seller Disclosure Letter.

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           (n) Except as set forth in Section 2.12(n) of the Seller Disclosure
Letter, since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act of 1988, no Company has affected a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of a facility of such Company, or a "mass lay off" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of a facility of such Company; nor has any Company been affected by any transaction or engaged in lay offs or employment terminations sufficient to trigger the application of any similar state or local law, ordinance, or regulation. With respect to each plant closing identified on Section 2.12(n) of the Seller Disclosure Letter, all notices required to be provided under the WARN Act to any employees affected by such plant closing and to any other persons or entities were provided to such employees, persons or entities in compliance with the notice requirements of the WARN Act such that no Company has any liability or obligation arising under or in connection with the WARN Act.

           Section 2.13 Taxes.

           (a) Except as set forth in Section 2.13 of the Seller Disclosure Letter, with respect to each Company, (i) all returns and forms with respect to Taxes (as defined in Section 4.6(m) of this Agreement) (collectively, "Tax Returns") required to be filed on or before the Closing Date have been or will be timely filed in accordance with any applicable Laws, (ii) all Taxes shown to have become due under such Tax Returns, all of which were correct and complete in all respects, and all Taxes not shown on such Tax Returns which may become due up to and including the Closing Date, have been or will be paid or have been or will be reserved for on the balance sheets included in the Financial Statements, in accordance with GAAP and consistent with past practices, and
(iii) all Laws have been complied with relating to the withholding of Taxes and the payment thereof (including without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code) and timely and properly withheld from individual employee wages and paid over to the proper governmental or regulatory entity or authority all amounts required to be so withheld and paid over under applicable Law.

           (b) Except as set forth in Section 2.13 of the Seller Disclosure Letter, with respect to each Company, (i) there is no action, suit, proceeding, audit, written claim, asserted deficiency or assessment pending or proposed with respect to Taxes or with respect to any Tax Return that has not been resolved and paid in full, nor has there been any notice to any Company by any governmental or regulatory entity or authority regarding any such Tax, audit or other proceeding, or, to the knowledge of Seller or any Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns,
(ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return which remain in effect, nor is any request for such waiver or consent pending, (iii) there are no material liens for Taxes upon the assets of any Company, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and (iv) there have been no requests for any extension of time within which to file any Tax Returns, which Tax Returns has not since been filed.

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           (c) With respect to each Company, no claim has ever been made by a governmental or regulatory entity or authority in a jurisdiction where the Company files no Tax Return that the Company is or may be subject to taxation.

           (d) Section 2.13(d) of the Seller Disclosure Letter lists all federal, state, local and foreign income Tax Returns filed with respect to each Company for taxable periods ended on or after September 30, 1999, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.

           (e) With respect to each Company, no payment has been made, there is no obligation to make any payment, nor is the Company a party to any agreement or contract that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) as a result of the application of
Section 280G of the Code.

           (f) No Company is required to include in income any adjustment under
Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither the Company nor any Tax Affiliate has knowledge that the IRS has proposed any such adjustment or change in accounting method.

           (g) With respect to each Company, all transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by the Company in a manner for which there is substantial authority or were adequately disclosed on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

           (h) No Company has been a United States real property holding corporation within the meaning in Section 897(c)(2) of the Code during the applicable period specified in Section 987(c)(1)(A)(ii) of the Code.

           (i) No Company has filed any consent under Section 341(f) of the Code concerning collapsible corporations.

           (j) No Company constitutes either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under
Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

           Section 2.14 Title, Ownership and Related Matters.

           (a) The real properties (collectively, the "Real Property") owned by the Companies and listed in Section 2.14 of the Seller Disclosure Letter constitute all of the real

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property owned, leased, used or occupied by Seller, Savannah or any Company in connection with the DCB Business.

           (b) None of Seller, Savannah or any Company has received any notice of any zoning violation, or the existence of any condemnation proceeding with respect to any of the Real Property. Other than matters that are the subject of public record, Seller has no knowledge of: (i) improvements made or contemplated to be made by any governmental entity or authority, the costs of which are to be assessed as special Taxes or charges against any of the Real Property or (ii) any present assessments or any agreements or contracts providing for future assessments against any of the Real Property.

           (c) The Companies have good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used or leased by them, wherever located, or shown in the latest balance sheet included in the Financial Statements or acquired after the date thereof and material to the conduct of the DCB Business as a whole as presently conducted, free and clear of all Liens, except (i) as described in
Section 2.14 of the Seller Disclosure Letter, (ii) for Permitted Liens, (iii) for properties and assets disposed of in the ordinary course of business since the date of the latest balance sheet included in the Financial Statements and
(iv) for Liens that do not and would not materially interfere with the use of such assets in connection with the DCB Business as presently conducted, none of which is a Lien for borrowed money. For purposes of the preceding sentence, the Companies shall be considered to have "good and marketable" title to the Real Property if title to such Real Property is marketable for the use of the affected Real Property in the DCB Business as conducted immediately prior to Closing. None of Seller, Savannah or any Company possesses or is a party to, and to the knowledge of Seller there does not exist any, agreement with any railroad affecting any of the Real Property.

           (d) All of the buildings, machinery, equipment and other tangible assets and properties material to the conduct of the DCB Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business of the DCB Business as presently conducted.

           (e) Except for (i) the transfer of assets contemplated by Sections 1.10, 1,11, 1.12 and 1.13, (ii) the sale of King and of real properties located in Moore, Oklahoma and Wilmington, Massachusetts described in Section 4.14 and
(iii) the sale, prior to the date hereof, of Seller's nutritional products business to Buyer, since November 2, 1998 none of the Companies has sold, transferred or conveyed any business, whether through a sale of assets or the sale of equity or other ownership interests, or any real property.

           Section 2.15 Certain Contracts and Arrangements. Except for sales and purchase orders entered into in the ordinary course of business consistent with past practice, Section 2.15 of the Seller Disclosure Letter lists, as of the date of this Agreement, the following agreements, contracts, commitments or undertakings, whether oral or written, to which Seller, Savannah or Ragus is a party relating to the operation of the DCB Business or to which any Company is a party: (a) employment agreement or other contract for the employment of employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (b) indenture, mortgage, note, installment obligation, agreement or other instrument

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relating to the borrowing of money by a Company (other than intercompany accounts which shall be governed by Section 1.8 of this Agreement) or to mortgaging, pledging or otherwise placing a Lien on any of the assets of the DCB Business, or the guaranty by a Company of any obligation for the borrowing of money; (c) lease or agreement under which it is lessee of, or holds or operates any real or personal property owned by any other party with an annual lease payment in excess of $100,000; (d) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal; (e) contract or group of related contracts with the same party in excess of $100,000 for the purchase of products or services, including contracts with third parties for the research, development, manufacture or packaging of the products of the DCB Business or for the supply of raw materials, ingredients, packaging materials or other supplies; (f) contract or group of related contracts with the same party in excess of $100,000 for the sale of products or services, including contracts with customers (except for sales and purchase orders entered into in the ordinary course of business consistent with past practice); (g) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) in excess of $100,000 continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalty; (h) contract which prohibits Seller, Savannah or Ragus from freely engaging in the DCB Business anywhere in the world or any of the Companies from freely engaging in any business anywhere in the world; (i) contract for the distribution, marketing, advertising or promotion of any products, including any distributor, sales, consulting, advertising, marketing, promotional or merchandising contracts; (j) franchise agreement; (k) except as set forth in Error! Reference source not found. of the Seller Disclosure Letter, license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Seller, Savannah, Ragus or any of the Companies in connection with the DCB Intellectual Property; (l) agreement for the sale of any material assets; (m) confidentiality or nondisclosure agreement or contract other than relating to the sale or transfer of the DCB Business or any portion thereof and (n) other contract, agreement, commitment or undertaking, which individually involves the receipt or payment after the date of this Agreement of more than $100,000 on an annual basis. Except as set forth in Section 2.15 of the Seller Disclosure Letter, all contracts, agreements, commitments and undertakings of the Companies are valid, binding and obligations of the Company or Companies party thereto, enforceable in accordance with their terms and, to the knowledge of Seller, no Company or any other party thereto is in default of any material term under any of such contract, agreement, commitment or undertaking. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material terms of any material contract, agreement, commitment or undertaking of the Companies and no person or entity has made written demand for such renegotiation. Prior to the date of this Agreement, Seller has made available to Buyer a true and correct copy of each contract, agreement, commitment or undertaking required to be disclosed in
Section 2.15 of the Seller Disclosure Letter, together with all amendments, waivers or other changes thereto.

           Section 2.16 Intellectual Property.

           (a) Section 2.16 of the Seller Disclosure Letter lists all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, logos, registered copyrights, domain names or other registered intellectual property rights owned by, licensed (except for shrink-wrap software licenses) to or otherwise controlled by any Company or used in, developed for use in or necessary to the conduct of the DCB Business as now conducted or for

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the development or production of products that are currently in development, except to the extent any such intellectual property rights are assigned or licensed to Buyer under the Assignment Agreement or the License Agreement (such intellectual property rights so assigned or licensed to Buyer, the "Ragus Assigned/Licensed Intellectual Property"). The Companies own and possess all right, title and interest, or hold a valid license, in and to the rights set forth in Section 2.16 of the Seller Disclosure Letter and all designs, plans, specifications, formulas, technical information, trade secrets, know-how and other confidential proprietary information owned by, licensed to or otherwise controlled by any of the Companies or used in, developed for use in or necessary to the conduct of the DCB Business as now conducted, except for the Ragus Assigned/Licensed Intellectual Property (such intellectual property rights set forth in Section 2.16 of the Seller Disclosure Letter, such designs, plans, specifications, formulas, technical information, trade secrets, know how, unregistered copyrightable materials and other confidential proprietary information and the Ragus Assigned/Licensed Intellectual Property Rights, are referred to as the "DCB Intellectual Property"). Ragus owns and possesses all right, title and interest in and to the Ragus Assigned/Licensed Intellectual Property. The DCB Intellectual Property constitutes all of the intellectual property necessary for the conduct of the DCB Business as now conducted. Section
2.16 of the Seller Disclosure Letter lists all DCB Intellectual Property that has been licensed to third parties and all DCB Intellectual Property that are licensed from third parties.

           (b) None of Seller, Savannah, Ragus or the Companies has received any notice of, nor to the knowledge of Seller are there any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the DCB Intellectual Property. No claim by any third party contesting the validity of any DCB Intellectual Property has been made, is currently outstanding or, to the knowledge of Seller, is threatened. None of Seller, Savannah, Ragus or the Companies has received any notice of any infringement, misappropriation or violation by Seller, Savannah, Ragus or any Company of any intellectual property rights of any third parties in connection with the conduct of the DCB Business, and, to the knowledge of Seller, none of Seller, Savannah, Ragus or the Companies has infringed, misappropriated or otherwise violated any such intellectual property rights in connection with the conduct of the DCB Business. To Seller's knowledge, none of the DCB Intellectual Property is invalid or unenforceable.

           Section 2.17 Environmental.

           (a) The Companies are currently, and have been operated by the Companies, in compliance, in all material respects, with all Environmental Laws, which compliance includes, without limitation, obtaining and complying with all permits, licenses, authorizations and approvals ("Environmental Authorizations") necessary to conduct the DCB Business, a complete and correct list of which is set forth in Section 2.10(b) of the Seller Disclosure Letter. To Seller's knowledge, there has been no past Remedial Action or non-compliance with Environmental Law at any Property which would result in any Company incurring any liability under Environmental Law. The Companies have filed all reports and notifications required to be filed under applicable Environmental Law.

           (b) There is no outstanding, or to the Seller's knowledge threatened, notice of violation, order, demand, allegation, citation, directive, summons, complaint, fine, penalty or

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claim arising under any Environmental Law against any of the Companies. No
Company has received written notice of any claim or proceeding (including but not limited to any third-party claim, contribution action, administrative proceeding or information request) relating to any Environmental Law or alleging that such Company or the DCB Business or the Property is in violation of, or has potential liability under, any Environmental Law.

           (c) The Companies are not subject to any material (individually or in the aggregate) outstanding, or to the Seller's knowledge threatened, written orders or material contracts or claims with any governmental entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Materials.

           (d) The Companies have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law and the Companies have not entered into or been subject to any consent decree, compliance order or other administrative order with respect to any Environmental Laws.

           (e) There are no underground storage tanks currently owned or operated or located on any Property. All above ground tanks at any Property are in compliance with Environmental Laws. There is no asbestos, asbestos containing material or PCBs located on, in or upon any Property. Without limitation of the foregoing, with respect to the blending property of the DCB Business located in Mitchellville, Iowa, all underground storage tanks at such facility have been removed and any such tanks so removed were installed prior to January 1, 1987.

           (f) None of the Companies, Seller or Savannah maintains any reserves for any liability under Environmental Law, and, to Seller's knowledge, no Company has any liability under Environmental Law for any predecessor companies or properties owned or operated by any predecessor companies. There are no past or present events, conditions, circumstances, activities, practices, incidents or actions of any of the Companies or to the knowledge of Seller, any predecessor companies, either collectively, individually or severally, which could reasonably be expected to have a Seller Material Adverse Effect.

           (g) No Company, and to Seller's knowledge no other person or entity for whose conduct a Company is or may be held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials, or any solid wastes at any property, except in compliance, in all material respects, with all applicable Environmental Laws. No Property is listed on the National Priorities List or any other list, schedule, log, inventory or record, maintained by any governmental agency with respect to sites from which there has been a Release or threatened Release of Hazardous Materials. or any contamination. No part of the Property was, to Seller's knowledge, ever used, nor is it now being used, (i) as a landfill, dump, or other disposal, storage, transfer or handling area of Hazardous Materials or (ii) for the dispensing of gasoline or other petroleum fuels. Seller has no knowledge of the Release or threatened Release of any Hazardous Materials at or in the vicinity of any Property.

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           For purposes of this Agreement:

           (A) "Environmental Law" means any currently applicable Law regulating or prohibiting Releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented through the date of this Agreement;

           (B) "Hazardous Materials" shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance or petroleum product as defined or regulated under any Environmental Law;

           (C) "Property" means any real property owned, leased or operated by the Companies;

           (D) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or into or out of any property owned, operated or leased by the applicable party; and

           (E) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Materials so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

           Section 2.18 Insurance.

           (a) Section 2.18(a) of the Seller Disclosure Letter sets forth a list and brief description of all policies of insurance maintained, owned or held by Seller, Savannah, the Companies or any of their affiliates on the date of this Agreement with respect to the DCB Business or any of the Companies.

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           (b)   Seller, Savannah or the Companies has at all times maintained insurance relating to the DCB Business and covering property, fire, casualty, liability, workers' compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any agreement or contract to which any of the Companies is subject and (iii) is valid and enforceable.

           (c) Seller shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Seller has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.

           Section 2.19 Products.

           (a) Section 2.19(a) of the Seller Disclosure Letter sets forth a true and complete list of all products of the DCB Business, including all products (i) currently being sold, manufactured or distributed ("Current Products") or (ii) developed, manufactured, sold or distributed since January 1, 2000 that are not currently being sold, manufactured or distributed ("Past Products" and together with Current Products, "Products") and all products currently under research and development.

           (b) Each Company has prepared, manufactured, had manufactured for it and sold all Products (including Products in process and in inventory on the Closing Date) in full compliance with the United States Food, Drug and Cosmetic Act, as amended (the "Food and Drug Act"), and all rules and regulations promulgated thereunder and all applicable federal, state and municipal laws and regulations governing the purity of food sold for human consumption (the "Food Laws"). All of the Current Products satisfy, and all of the Past Products satisfied, all federal and state nutritional labeling requirements, including all regulations under the Food Laws and all other such laws and regulations. All ingredients used in the Current Products conform, and all of the ingredients used in the Past Products conformed, to the requirements of the Food Laws and all other such laws and regulations. All of the (i) Current Products in process or in inventory on the Closing Date are not and (ii) Products manufactured or packaged by or for any of the Companies at the time of delivery thereof to the customers of the DCB Business were not, "adulterated" or "misbranded" within the meaning of the Food Laws and regulations, nor did any such Products constitute an article prohibited from introduction into interstate commerce under the Food Laws at the time of such delivery.

           (c) To the knowledge of Seller, all the ingredients in each of the Current Products generally are available and Seller has no knowledge of any imminent or threatened shortage of supply.

           (d) None of Seller, Savannah or any of the Companies has, whether voluntarily or as a result of any action by any governmental or regulatory authority or trade or consumer group, recalled or withdrawn a Product for any reason, including any manufacturing or labeling defect, impurity or adulteration, or issued any press release or public statements containing any statement advising its trade customers or consumers of the Products to treat such products in any manner other than in the ordinary course.

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           (e)   Except for any warranty implied by law or any warranty included in any agreement, contract, commitment or undertaking listed in Section 2.15 of the Seller Disclosure Letter, none of Seller, Savannah or any of the Companies has given any guaranty or warranty or made any representation in respect of Products or services supplied or agreed to be supplied by any of the Companies, or has accepted any liability or obligation in respect of any such Products or services which would apply after any such Products or services have been supplied.

           Section 2.20 Inventory. Subject to any reserve for inventory on the face of the latest balance sheet included in the Financial Statements, the inventory of raw materials, work in process, supplies and finished goods of each of the Companies consists of items of a quality and quantity usable and, with respect to finished goods only, salable, in each case, in the ordinary course of business. Each of the Companies has on hand or has ordered and expects timely delivery of such quantities of raw materials and supplies and has on hand such quantities of work in process and finished goods as are reasonably required to fill current orders on hand in a timely manner and to maintain the manufacture and shipment of products at its normal level of operations.

           Section 2.21 Customers and Suppliers.

           (a) Section 2.21(a) of the Seller Disclosure Letter lists the 10 largest customers and the 10 largest suppliers of the Companies relating to the DCB Business for each of the twelve-month periods ended September 30, 2001 and September 30, 2002 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Companies attributable to such customer or supplier for each such period. No customer or supplier listed on Section 2.21(a) of the Seller Disclosure Letter has communicated in writing or, to the knowledge of Seller, otherwise indicated that it will stop or decrease the rate of business done with any of the Companies except for changes in the ordinary course of business of the Companies.

           (b) Section 2.21(b) of the Seller Disclosure Letter sets forth a true and complete list, for each of the ten largest customer groups (as defined below), of each discount, allowance, bill-back price concession, volume incentive, rebate, deal or other customer or consumer trade promotion program, whether formal or informal, in each case to the extent identifiable and available, utilized by any of the Companies during each of the twelve-month periods ended September 30, 2001 and September 30, 2002, and for each such item provides the amount of the total sales of the DCB Business attributable to such item during each such period. For purposes of this Section 2.21, "customer group" means (i) chain accounts (such customers who make purchases on an aggregated basis through headquarters accounts) and (ii) national distributors.

           Section 2.22 Accounts Receivable. Solely with respect to accounts receivable of the DCB Business that are not transferred to Seller, Savannah or their affiliates in accordance with Section 1.9(a) of this Agreement, all such accounts receivable of each of Seller, Savannah and the Companies with respect to the DCB Business are reflected properly on their books and records, are valid, have arisen from bona fide transactions in the ordinary course of business and are subject to no setoff or counterclaim. Except as disclosed in the accounts receivable aging report attached to Section 2.22 of the Seller Disclosure Letter, none of such accounts receivable

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is outstanding sixty days beyond the date of the aging report. The accounts receivable reserves on the face of the September 30, 2002 balance sheet included in the Financial Statements have been established based on the past practices of the DCB Business and, in light of the collections experience of the DCB Business, are, to Seller's knowledge, adequate to cover accounts receivable in existence as of the date of such balance sheet that are not collectible in accordance with their terms.

           Section 2.23 Books and Records. The books of account of the Companies are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Companies contain accurate records of all meetings held and actions taken by the holders of stock or other equity interests, the boards of directors and committees of the boards of directors or other governing body of each of the Companies, and no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books. The stock or equity records of the Companies, all of which have been made available to Buyer, are accurate and complete. At the Closing, all such books and records will be in the possession of Seller or Savannah.

           Section 2.24 Affiliate Transactions. No Insider (as defined below) has any agreement, contract or arrangement with Seller, Savannah or any of the Companies (other than employment not represented by a written Contract and terminable at will) or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of Seller or Savannah related to the DCB Business or any of the Companies (other than ownership of capital stock of Seller). To Seller's knowledge, no Insider has any material direct or indirect interest in any competitor, supplier or customer of any of the Companies or in any person or entity from whom or to whom any of the Companies leases any property, or in any other person or entity with whom any of the Companies otherwise transacts business of any nature. Section 2.24 of the Seller Disclosure Letter lists all transactions between any of the Companies and each Insider for the last three years (other than transactions arising in the ordinary course of business in connection with routine employment matters (such as routine payroll and benefit plan administration transactions)). For purposes of this Agreement, "Insider" means (i) a shareholder, officer, director or employee of Seller, Savannah or any of the Companies, (ii) any member of the immediate family of any shareholder, officer, director or employee of Seller, Savannah or any of the Companies or (iii) any entity in which any of the persons described in clause (i) or (ii) owns any beneficial interest (other than less than one percent of the stock of any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market).

           Section 2.25 Brokers; Finders and Fees. Except for Banc of America Securities LLC, whose fees will be paid by Seller, none of Seller, Savannah or any Company has employed any investment banker, broker or finder or incurred or will incur any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

           Section 2.26 Availability of Documents. Seller has made available to Buyer correct and complete copies of the items referred to in the Seller Disclosure Letter or in this

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Agreement (and in the case of any items not in written form, a correct and complete written description thereof).

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer hereby represents and warrants to Seller as follows:

           Section 3.1 Organization; Etc. Buyer (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite corporate power and authority and all authorizations, licenses, permits and certifications to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so organized, existing and in good standing, to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined below). As used in this Agreement, the term "Buyer Material Adverse Effect" shall mean an event, change or circumstance which would adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

           Section 3.2 Authority Relative to this Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement has been and each Ancillary Agreement will, as of Closing, have been duly and validly executed and delivered by Buyer, and assuming this Agreement and each such Ancillary Agreement has been duly authorized, executed and delivered by Seller or Savannah and the other parties thereto, constitutes or will constitute, as applicable, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement and the Ancillary Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           Section 3.3 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement or any Ancillary Agreement by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or the loss of a benefit) under, or

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require any consent under or result in the creation of any Lien under any note, bond, mortgage, deed of trust, indenture, lease, license, commitment, contract, agreement or other instrument, obligation or arrangement to which Buyer is a party or by which Buyer or its properties or assets may be bound or affected,
(c) violate or conflict with any Laws applicable to Buyer or any of its properties or assets, or (d) require any notice to, filing with, or the obtaining of any permit, authorization, consent or approval of or any action by, any governmental or regulatory authority, domestic or foreign, except in the case of clauses (b), (c) and (d) of this Section 3.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not have a Buyer Material Adverse Effect, or which become applicable as a result of the business or activities in which Seller is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Seller.

           Section 3.4 Acquisition of Shares for Investment. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and any applicable state securities laws, except under an exemption from such registration under such Act and such laws.

           Section 3.5 Availability of Funds. Buyer currently has sufficient immediately available funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable under this Agreement and to effect the transactions contemplated by this Agreement, all without any third-party consent or approval required.

           Section 3.6 Litigation. There is no claim, action, suit, proceeding or, to the knowledge of Buyer, governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer by or before any court or governmental or regulatory authority which, individually or in the aggregate, would have a Buyer Material Adverse Effect.

           Section 3.7 Investigation by Buyer; Seller's Liability. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the DCB Business and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the DCB Business for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer: (a) acknowledges that none of Seller, Savannah, the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives; and (b) agrees, to the fullest extent permitted by law, that none of Seller, Savannah, the Companies or any of their respective directors, officers, employees, shareholders, affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis

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(including, without limitation, in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to Buyer, or Buyer's use of, any information included in the Confidential Information Memorandum dated July 2002 and any information, document, or material provided or made available, or statements made, to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) in any "data rooms," management presentations or supplemental due diligence information provided to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of the DCB Business or in any other form in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not apply to the extent Seller makes the specific representations and warranties set forth in Article II of this Agreement, but always subject to the limitations and restrictions contained in this Agreement.

           Section 3.8 Brokers; Finders and Fees. Except for Salomon Smith Barney, whose fees will be paid by Buyer, neither Buyer nor any of its affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

           Section 4.1 Conduct of Business. During the period from the date of this Agreement to and including the Closing Date, except as otherwise contemplated by this Agreement or the transactions contemplated by this Agreement or consented to by Buyer in writing, Seller shall cause each Company:

           (a) to conduct its business and operations in the ordinary course consistent with past practice and in accordance with all applicable Laws;

           (b) use commercially reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it and

           (c) not to:

               (i) sell, lease, license or dispose of any interest in any of its material properties or assets;

               (ii) make any loans, advances (other than advances to Seller, Savannah or other Companies in the ordinary course of business and consistent with past practice and only so long as any such advance is taken into account in the calculation of Working Capital in accordance with Section 1.9) or capital contributions to, or investments in, any other person (other than other Companies);

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                (iii)  terminate or amend any contract required to be disclosed in Section 2.15 of the Seller Disclosure Letter other than in the ordinary course of business consistent with past practice;

                (iv) enter into any contract or agreement that would have been required to be disclosed in Section 2.15 of the Seller Disclosure Letter if such contract or agreement had been in effect on the date of this Agreement other than customer contracts, product purchase agreements or renewals of existing agreements or otherwise in the ordinary course of business consistent with past practice;

                (v) enter into any employment agreement with any employee or increase in any manner the compensation of any of the officers, directors, consultants or other employees of the Company, except for such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases);

                (vi) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of the Company, except increases required by any applicable Law;

                (vii) make any change in any of its present accounting methods and practices, except as required by changes in GAAP;

                (viii) incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse the obligations of any other persons other than endorsements for collection in the ordinary course of business;

                (ix) take any action that would render, or which reasonably may be expected to render, any representation or warranty made by Seller in this Agreement untrue at the Closing, including any actions referred to in Section 2.8;

                (x) cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; or

                (xi) with respect to Taxes, except as set forth in Section 4.1(c)(xi) of the Seller Disclosure Letter: (A) make or rescind any express or deemed election or take any other discretionary position without the consent of Buyer (which consent will not be unreasonably withheld or delayed), (B) amend any return, (C) settle or compromise any Litigation, or (D) change any of its methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the last filed federal or state income Tax returns.

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           Section 4.2 Access to Information; Confidentiality.

           (a) From the date of this Agreement to the Closing, Seller will cause the Companies to (i) give Buyer and its authorized representatives reasonable access to all books, business and financial records, personnel, technology, processes, business plans, budgets and projections, offices and other facilities and properties of the Companies and their accountants, (ii) permit Buyer to make such copies and inspections thereof as Buyer may reasonably request, and (iii) cause the Companies' officers, as applicable, to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Companies as Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at Buyer's risk and expense, at a reasonable time, under the supervision of Seller, Savannah or the Companies' personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement and not to interfere unreasonably with the operation of the businesses of Seller, Savannah or the Companies. Buyer will not contact any suppliers, customers and prospective customers of the Companies in regard to the DCB Business without Seller's prior written consent, which consent shall not be unreasonably withheld and which consent shall be granted no later than five business days prior to the Closing. When such consent is granted, Seller will cause each of the Companies, and their officers and employees, to cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact third parties, including suppliers, customers and prospective customers of the Companies. Notwithstanding anything in this Section 4.2 to the contrary, Seller shall not be required to provide, or to cause any of the Companies to provide, any information under this Section 4.2(a) that is subject to attorney-client privilege or subject to a confidentiality agreement with a third party (such information, "Privileged Information"); provided, however, that with respect to any information that Seller claims is Privileged Information (i) Seller agrees to provide to Buyer a brief description of the subject matter of the Privileged Information and (ii) Seller and Buyer agree to cooperate with each other and to enter into arrangements reasonably acceptable to each party to provide as much detail concerning the Privileged Information as possible while still protecting the privileged and confidential nature of such Privileged Information (a "Privilege Arrangement"); provided further, that Buyer shall not be required to consummate the transactions contemplated by this Agreement in the event Buyer reasonably determines either: (x) that any Privileged Information being withheld from Buyer is material to an understanding of the business, prospects, financial condition or results of operations of the DCB Business or (y) that any Privilege Arrangement with respect to such Privileged Information is not sufficient to allow Buyer to evaluate the impact of the Privileged Information on the business, prospects, financial condition or results of operations of the DCB Business (collectively, the "Privilege Closing Conditions").

           (b) All such information and access provided or granted pursuant to
Section 4.2(a) shall be subject to the terms and conditions of the letter agreement (the "Confidentiality Agreement"), between Buyer and Seller, dated October 29, 2002. The Confidentiality Agreement will terminate effective as of the Closing.

           (c) Seller will, and will cause its affiliates to, keep confidential and protect, and will not divulge, allow access to or use in any way, (i) the DCB Intellectual Property (except to the extent subject to and in accordance with the License Agreement), (ii) any and all

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information of Seller, Savannah or the Companies concerning the DCB Business and
(iii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information of Seller, Savannah or the Companies included in the foregoing ("Confidential
Information"). Seller acknowledges that such Confidential Information constitutes a unique and valuable asset, and that any disclosure or other use of such Confidential Information in breach of this Section 4.2 would be wrongful and would cause irreparable harm to Buyer. The foregoing obligations of confidentiality will not apply to any Confidential Information (i) that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Seller or any of its affiliates or (ii) that Seller or any of its affiliates receives from a third party without obligation of confidentiality or (iii) that Seller or any of its affiliates independently develops after the Closing.

           (d) Seller agrees that the provisions and restrictions contained in
Section 4.2(c) hereof are necessary to protect the legitimate continuing interests of Buyer in acquiring the DCB Business and entering into this Agreement, that agreements contained in Section 4.2(c) have been specifically bargained for, that any violation or breach of such provisions and restrictions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that Buyer provide any bond or other security).

           (e) In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of Section 4.2(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller will use its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer designates.

           (f) Effective upon the Closing, Seller shall assign to Buyer all of Seller's right, title and interest in and to any confidentiality agreements to which Seller or any agent of Seller may be a party relating to the confidentiality of information of the DCB Business, or, if a confidentiality agreement applies also to confidential information retained by Seller or any affiliate, the Seller shall assign its rights, title and interest to the extent the confidentiality agreement relates to confidential information that is not retained.

           Section 4.3 Consents; Cooperation.

           (a) Each of Seller and Buyer shall cooperate, and use its commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement; provided, however,

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that, notwithstanding the foregoing, (i) the actions of Seller and Buyer with respect to filings, approvals and other matters pursuant to the HSR Act and any local, state, federal (other than the HSR Act) or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to Seller, Savannah, the Companies or Buyer ("Other Antitrust Regulations") shall be governed by subsections (b), (c), (d) and (e) of this Section 4.3, (ii) Seller will obtain, or will cause Savannah and each the Companies to obtain, all licenses, permits, consents, approvals, authorizations, qualifications and orders required for the consummation of the transactions contemplated by this Agreement listed on Exhibit F (the "Closing Condition Consents") and (iii) Seller will use its best efforts to obtain all consents and approvals required from its lenders in connection with the transactions contemplated by this Agreement, all of which consents and approvals are listed on Exhibit G (the "Seller Lender Approvals"), other than the consents and approvals of General Electric Capital Corporation and of Harris Trust and Savings Bank and other associated lenders under Seller's credit facilities, which consents and approvals have been obtained as of the date hereof.

           (b) Seller and Buyer shall file with (i) the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ"), the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection with such notification and report form pursuant to the HSR Act and
(ii) any other applicable governmental or regulatory entity, all filings, reports, information and documentation required for the consummation of the transactions contemplated by this Agreement pursuant to the Other Antitrust Regulations. Each of Seller and Buyer shall furnish to each other's counsel such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and Other Antitrust Regulations. Each of Seller and Buyer shall consult with each other as to the appropriate time of making such filings and submissions and shall use commercially reasonable efforts to make such filings and submissions at the agreed upon time.

           (c) Each of Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other governmental or regulatory entities and shall comply promptly with any such inquiry or request.

           (d) Buyer and Seller shall, and Seller shall cause Savannah and the Companies to, use commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act and Other Antitrust Regulations; provided, that Buyer will not be required to dispose of, hold separately or make any change in, any portion of its business or assets (or the business or assets of the Companies) or incur any other material burden.

           (e) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing (other than a Closing Condition Consent which Seller shall obtain or cause to be obtained prior to Closing), Seller and Buyer will each use its commercially reasonable efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained and Seller will provide Buyer or any Company with the same benefits arising under such agreements, including performance by either Seller or

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Savannah as agent, if legally and commercially feasible, provided that Buyer will provide or cause the Companies to provide Seller with such access to the premises, books and records and personnel as is necessary to enable Seller to perform its obligations under such agreements and Buyer and the Companies shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer or any Company would have been responsible therefor if such consent or approval had been obtained.

           (f) With respect to any agreements that relate primarily to the DCB Business to which Seller or any of its affiliates is a party and to which any of the Companies is not a party, prior to or at the Closing (or if requested by Buyer, after the Closing), Seller shall, and shall cause each such affiliate to, cause each such agreement to be assigned to Brands or such other of the Companies designated by Buyer.

           (g) With respect to the software licenses and other rights to use software noted in Section 2.16(a)(3) of the Seller Disclosure Letter, after the Closing Seller shall use its best efforts to, and shall cause each affiliate of Seller to use its best efforts to, at Seller's expense, obtain an assignment to Brands or such other of the Companies designated by Buyer of, or the right of Brands or such other of the Companies designated by Buyer to use, each such license and right. Until such assignment has been completed, Seller will provide Buyer or any Company with the benefits of such software licenses and other software rights, and Buyer and the Companies shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer or any Company would have been responsible therefor if such assignment had occurred. Buyer will provide such assistance as Seller may reasonably request in connection with obtaining the assignment of or the right to use any such software licenses or other rights to use software.

           Section 4.4 Commercially Reasonable Efforts. Each of Seller and Buyer shall cooperate, and use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

           Section 4.5 Public Announcements. Prior to the Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement, except as in the reasonable judgment of the party may be required by Law or in connection with its obligations as a publicly held, exchange-listed or Nasdaq-quoted company, in which case the parties will use commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the Closing, Seller and Buyer will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated by this Agreement.

           Section 4.6 Tax Matters.

           (a) Tax Treatment. Seller and Buyer hereby agree that an election under Section 338 of the Code (or any similar provision of the law of any country or taxing jurisdiction) will not be made with respect to the sale of the Shares under this Agreement.

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           (b) Indemnification.

               (i) Seller's Indemnification of Buyer. Seller shall indemnify Buyer from, against and in respect of any Taxes (as defined in Section 4.6(m) of this Agreement) imposed on any Company with respect to any taxable period, or portion thereof, ending on or before the Closing Date. Seller shall indemnify Buyer from, against and in respect of any Taxes (as defined in Section 4.6(m) of this Agreement) which may be imposed on the Companies because of the matters listed at Section 2.13(a) of the Seller Disclosure Letter. Seller shall indemnify Buyer for any liability of any of the Companies for Taxes of any person other than any of the Companies, (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) and (B) as a result of an express or implied obligation to indemnify any other person, provided, however, in each case such Taxes are attributable to a taxable period ending on or before the Closing Date.

               (ii) Buyer's Indemnification of Seller. Buyer shall indemnify Seller from, against and in respect of any liability of Seller or its subsidiaries for (A) any Taxes imposed on any Company with respect to any taxable period, or portion thereof, beginning on or after the Closing Date and (B) any Transfer Taxes for which Buyer is liable under Section 4.6(g) of this Agreement.

           (c) Computation of Tax Liabilities.

               (i) Proration of Taxes and Earnings and Profits. To the extent permitted by law or administrative practice, the taxable years of the Companies shall end on and include the Closing Date. Whenever it is necessary to determine the liability for Taxes, or the earnings and profits, of any Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes or the earnings and profits for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended on and included the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

               (ii) Standalone Basis. Whenever it is necessary to determine the liability of any Company for Taxes, such liability shall be computed as if the Company was not a member of Seller's consolidated, affiliated, combined or unitary group for Tax purposes.

           (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements to which any of the Companies is a party will terminate on or prior to the Closing Date, and none of the Companies will have any liabilities under, or otherwise be bound by, such agreements after the Closing Date.

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           (e) Tax Returns.

               (i) Seller shall prepare, or cause to be prepared, and file or cause to be filed when due Tax Returns with respect to the Companies for any taxable period, or portion thereof, ending on or before the Closing Date which are required or permitted by law or administrative practice to be filed with respect to a taxable period, or portion thereof, ending on or before the Closing Date, and will provide Buyer with a copy of such applicable final draft federal income and state income Tax Returns (excluding payroll taxes) and necessary supporting schedules with respect to each Company at least five days before filing such Tax Returns. If (x) Buyer objects to a position taken on any such draft Tax Return, (y) Buyer notifies Seller of such objection within three days of receiving such draft Tax Return from Seller, and (z) Buyer and Seller cannot reach agreement on how to report such disputed position on such Tax Return, then the position that is to be taken on the final Tax Return shall be resolved in accordance with Section 4.6(i). If a resolution cannot be made pursuant to Section 4.6(i) prior to the due date of such Tax Return, Seller shall seek an extension to file such Tax Return. If an extension is not available, Seller shall file such Tax Return reporting the disputed issue consistent with Seller's position and Seller shall agree to file an amended return if the resolution process of Section 4.6(i) determines that a position different from that taken on the filed Tax Return should have been taken.

               (ii) Buyer shall prepare, or cause to be prepared, and file or cause to be filed when due all other Tax Returns with respect to the Companies required to be filed with respect to a taxable period, or portion thereof, ending after the Closing Date.

               (iii) If either Buyer or Seller may be liable for any material portion of the Tax payable in connection with any Tax Return to be filed by the other, the party responsible under this Agreement for filing such return (the "Preparer") shall prepare and deliver to the other party (the "Payor") a copy of such return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Payor is or may be liable under this Agreement not later than 20 days before the Due Date (as defined in Section 4.6(a) of this Agreement). The Preparer shall not file such return until the earlier of either the receipt of written notice from the Payor indicating the Payor's consent thereto, or the Due Date.

           The Payor shall have the option of providing to the Preparer, at any time at least 15 days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the items for which it may be liable reflected on such Tax Return. The Preparer shall, in preparing such return, cause the items for which the Payor is liable under this Agreement to be reflected in accordance with the Payor's instructions (unless, in the opinion of a partner of a nationally recognized law firm retained by the Preparer, complying with the Payor's instructions would likely subject the Preparer to any criminal penalty or to civil penalties under sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign laws) and, in the absence of having received such instructions, in accordance with past practice.

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          If the Preparer fails to satisfy its obligations under this Section
     4.6(d), the Payor shall have no obligation to indemnify the Preparer for any Taxes which are reflected on any such return or any related Loss, and shall retain any and all remedies it may otherwise have which arise out of such failure.

          (f)  Contest Provisions.

               (i) Notification of Contests. Each of Buyer, on the one hand, and Seller, on the other hand (the "Recipient"), shall notify the chief tax officer of Seller or Buyer, as the case may be, in writing within 15 days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments or assessments (a "Tax Audit") which are likely to affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice adversely affects the other party's right to participate in the Tax Audit.

               (ii) Which Party Controls.

          (A) Seller's Items. If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Closing Date or for any Taxes for which Seller are liable in full under this Agreement, Seller shall, at its expense, control the defense and settlement of such Tax Audit.

          (B) Termination of Defense and Settlement. Notwithstanding any other provision to the contrary, Buyer in its sole and absolute discretion, may notify Seller at any time that any such defense and settlement of such Tax Audit, relating to Taxes for which Seller is required to indemnify the Buyer pursuant to Section 4.6(b)(i), must be immediately terminated in which case any obligation with respect to Seller to make indemnification payments to the Buyer with respect to such Tax Audit shall thereupon terminate.

          (C) Buyer's Items. If such Tax Audit relates to any taxable period, or portion thereof, beginning on or after the Closing Date or for any Taxes for which Buyer is liable in full under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit.

          (D) Combined and Mixed Items. If such Tax Audit relates to Taxes for which both Seller and Buyer are liable under this Agreement, to the extent practicable such Tax Items (as defined in Section 4.6(a) of this Agreement) will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable.

          If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Closing Date and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, the party which has the greater potential liability for those Tax Items that cannot be so attributed or separated (or both) shall control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return.

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             (E) Participation Rights. Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense.

             (g) Transfer Taxes. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the sale and transfer by Seller to Buyer of the Shares (the "Transfer Taxes"), shall be borne fully by Buyer. Notwithstanding Section 4.6(d) of this Agreement, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the Due Date for such Tax Returns.

             (h) Buyer's Claiming, Receiving or Using of Refunds and Overpayments. If, after the Closing, Buyer or any Company (A) receives any refund or (B) utilizes the benefit of any overpayment of Taxes which, in each case (A) and (B), (x) relates to Taxes paid by Seller, Savannah or any Company with respect to a taxable period, or portion thereof, ending on or before the Closing Date, or (y) is the subject of indemnification by Seller under this Agreement, Buyer shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest) resolved or utilized by Buyer or any Company. Buyer agrees to notify Seller within 15 days following the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Buyer agrees to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.

             (i) Resolution of All Tax-Related Disputes. In the event that Seller and Buyer cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a partner at a nationally recognized law firm mutually acceptable to Seller and Buyer, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by Seller and Buyer.

             (j) Post-Closing Actions Which Affect A Party's Liability for
Taxes.

                 (i) Buyer shall not permit any Company to take any action on or after the Closing Date which could materially increase Seller or Savannah's liability for Taxes (including any liability of Seller to indemnify Buyer for Taxes under this Agreement).

                 (ii) Except as set forth in Section 4.6(j)(ii) of the Seller Disclosure Letter, Seller shall not take any action on or after the Closing Date which could materially increase the Buyer's liability for Taxes without the written approval of the Buyer (including any liability of Buyer to indemnify Seller for Taxes under this Agreement). Such action includes any settlement agreement entered into with respect to a Tax Audit under Section 4.6(f)(ii)(A) if any portion of such settlement agreement

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         entered into by Seller materially affects the treatment of any tax item with respect to tax years beginning on or after the Closing Date.

                 (iii) Except to the extent required by law, neither Buyer, any Company nor any affiliate of any of them shall, without the prior written consent of Seller, amend any Tax Return (with respect to any Tax Item of any Company) filed by, or with respect to, any Company or any of their subsidiaries for any taxable period, or portion thereof, beginning before the Closing Date.

           (k) Assistance and Cooperation. The parties agree that, after the Closing Date:

                 (i) Each party shall assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

                 (ii) The parties shall cooperate fully in preparing for any Tax Audits, or disputes with taxing authorities, relating to any Tax Returns or Taxes of any Company, including providing access to relevant books and records relating to Taxes at issue;

                 (iii) The parties shall make available to each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;

                 (iv) Each party shall promptly furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax Audit or information request relating to Taxes for which such other party may have an indemnification obligation under this Agreement; and

                 (v) Except as otherwise provided in this Agreement, the party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

           (l) This Section 4.6 alone shall govern the procedure for all Tax indemnification claims, notwithstanding any provision of Article VII.

           (m) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes (other than those taxes described in Section 4.6(g) of this Agreement) of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income taxes, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers' compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties; "Due Date" shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions); and "Tax Item" shall

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mean, with respect to Taxes, any item of income, gain, deduction, loss or credit or other tax attribute.

            Section 4.7 Buyer's Knowledge of Breach. If, after signing but prior to the Closing, any of the officers of Buyer listed below shall have actual knowledge of a breach of a representation and warranty of Seller that constitutes a Seller Material Adverse Effect, Buyer shall promptly notify Seller of its knowledge, in reasonable detail, including the amount which Buyer believes, based on the facts actually known by it and to the extent that such amount may reasonably be determined, would be payable by Seller under the indemnification provisions of this Agreement without reference to any indemnification limitations set forth in Section 7.3 of this Agreement. Notwithstanding the foregoing, any notice provided under this Section 4.7 shall not limit or restrict (i) any right Buyer may have hereunder not to consummate the transactions contemplated hereby arising from such breach of representation or warranty or (ii) any right Buyer may have hereunder in respect of the obligation of Seller to indemnify Buyer Indemnitees for such breach of representation or warranty. For purposes of this Section 4.7, the officers of Buyer shall be Michael J. McCoy, Mahlon C. Schneider and Gary C. Paxton.

            Section 4.8 Employees; Employee Benefits.

            (a) With the exception of the CBU Plan, the DSLT Supplemental Executive Retirement Plan and the DSLT Top Management Plan (collectively, the "Continued Plans"), the Companies shall cease to be (and Buyer shall not become) a sponsor and cease to be a contributing employer under all benefit plans maintained in whole or in part by Seller, Savannah or any Company prior to Closing. To the extent necessary, if one or more of the Companies is the sole sponsor of any such Company Plans, Seller shall cause such Company Plans to be terminated by the Companies effective not later than the Closing Date (or, if the plan is a defined benefit plan, one day before the Closing Date). If one or more of the Companies is a sponsor but is not the sole sponsor of any such Company Plans, Seller shall cause such action as may be necessary to be taken to completely sever the Companies' sponsorship of such Company Plans, effective not later than the Closing Date (or, if the plan is a defined benefit plan, one day before the Closing Date). If the plan is a plan subject to Section 204(h) of ERISA, Seller shall take all further actions that may be required to cease permanently the accrual of any further benefits under the plan including, without limitation, the issuance of any notices in advance of such cessation. With the exception of the Continued Plans, from and after the Closing, neither Buyer nor any Company shall adopt, continue, contribute to or in any other manner accept or continue responsibility for the administration or funding of any benefit plan that was maintained prior to Closing by Company for the benefit of employees. There shall be no spin-off of either liabilities or assets from any Company Plan prior to Closing to any plan covering employees on and after Closing. On and after the Closing, until at least the first anniversary of the Closing, Buyer shall cause the Companies to provide the employees of the Companies with salary and benefit plans, programs and arrangements no less favorable in the aggregate than those currently provided by the applicable Company.

            (b) If, within the first year after Closing, any employee of a Company becomes a participant in any employee benefit plan of Buyer or any of its affiliates, such employee shall be given credit under such plan for the last continuous period of service with such Company or any predecessor employer (to the extent such credit was given by the

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Company or such predecessor) prior to and after the Closing ("Service Credit")
for purposes of determining eligibility to participate and vesting in benefits but for no other purpose (including, without limiting the generality of the foregoing, the accrual of benefits). Employees of the Company shall also receive Service Credit for purposes of determining benefits under any vacation policy or severance plan or arrangement maintained for the benefit of employees of the Company.

           (c) In the event that any person who is an employee of any Company immediately prior to the Closing (an "Affected Employee") is discharged by Buyer or any Company after the Closing, then Buyer shall be responsible for (i) severance costs for such Affected Employee, in an amount equal to not less than one week of pay for every year of Service Credit of the Affected Employee as of the date of termination if such employee would be entitled to severance under the plans and programs generally applicable to similarly situated employees of Buyer in connection with such discharge, if such termination occurs on or before the first anniversary of the Closing, or (ii) if such termination of employment occurs after the first anniversary of the Closing, severance costs if and to the extent that any severance plan established for the benefit of employees of the Companies after the Closing Date provides any benefits to such Affected Employee. Buyer shall be responsible and assume all liability for all notices or payments due to any Affected Employees, and all notices, payments, fines or assessments due to any governmental authority, under any applicable Law with respect to the employment, discharge or layoff of employees by any Company after the Closing, including but not limited to, the WARN Act and any rules or regulations as have been issued in connection with the foregoing.

           (d) Buyer agrees that, effective as of 12:01 a.m. on the day following the Closing Date, each Affected Employee shall be immediately eligible to participate, without any waiting time, in a group health plan (as defined in Section 5000(b)(1) of the Code) which credits such Affected Employee towards the deductibles, coinsurance and maximum out-of-pocket provisions imposed under such group health plan, for the calendar year during which the Closing Date occurs, with any applicable expenses already incurred during the portion of the year preceding the Closing Date under the applicable group health plans of Seller; provided, however, such obligation of Buyer is contingent on Seller furnishing sufficient information in sufficiently usable form to enable Buyer to reasonably administer its plan.

           (e) Buyer agrees to provide group health plan continuation coverage which meets the requirements of Section 4980B of the Code to each Affected Employee, each former employee of the Companies and each of their respective beneficiaries and dependents (A) who, immediately prior to the Closing, is receiving group health plan continuation coverage under Section 4980B of the Code under a group health plan of Seller, or (B) who otherwise constitutes an "M&A Qualified Beneficiary" of the Companies with respect to the transactions described in this Agreement within the meaning of Treasury Regulation Section 55.4980B-9.

           (f) With respect to former employees of the Companies (determined as of Closing), Seller shall be responsible and assume all liability for obligations relating to post-retirement welfare plans covering the employees or former employees of the Companies, all of which obligations are summarized in
Section 4.8(f) of the Seller Disclosure Letter.

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           (g) Prior to, but effective as of and contingent upon, the Closing,
Seller shall transfer, and Brands shall assume, sponsorship of the CBU Plan. Between the date of this Agreement and the Closing, Seller agrees to administer the CBU Plan, or to cause Brands to administer the CBU Plan, in all material respects in accordance with the provisions of ERISA and the Code. Seller shall be responsible for filing all annual reports or similar governmental reports that may be due with respect to any plan year that ends prior to or coincident with Closing. To the extent reasonably requested by Buyer, Seller will cooperate fully with Buyer in filing all annual reports and other similar governmental reports that may be due with respect to the plan year ending after Closing. At or prior to Closing, Seller shall deliver to Buyer the pertinent records relating to the CBU Plan, including records relating to participants who were not former employees of the Companies.

           (h) Seller and Buyer shall cooperate and take all steps reasonably necessary or appropriate so that, as soon as practicable following the Closing Date, the Affected Employees who are participants in the Imperial Sugar Company 401(k) Savings Plan are permitted to take a distribution or to rollover their benefits under that plan to one or more defined contribution plans sponsored by Buyer or its affiliates (collectively, the "Transferee Savings Plan"). From and after any such rollover, Buyer and the Transferee Savings Plan shall be solely responsible for all liabilities with respect to the transferred benefits of the Affected Employees.

           (i) Buyer acknowledges that, at the Closing, the participation by the Companies in all employee benefit plans other than the Continued Plans shall terminate, and Buyer shall be solely responsible for providing or causing the Companies to provide any successor or alternate plans.

           (j) Buyer shall cause the Companies to honor the collective bargaining agreement identified on Section 2.12 of the Seller Disclosure Letter.

           (k) After the Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless, (i) Seller, (ii) Savannah, (iii) the individuals who were, prior to the Closing Date, officers, directors, employees, affiliates and agents of either Seller or Savannah, and (iv) individuals who were, prior to the Closing Date, the fiduciaries (including plan administrators) of the Continued Plans, from and against, any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (x) all salaries, commissions, post-Closing bonuses and vacation entitlements accrued on the Closing Date Working Capital Statement but unpaid as of the Closing to any Affected Employee, and (y) any claims of, or damages or penalties sought by, any Affected Employee or any governmental entity on behalf of or concerning any Affected Employee, with respect to any act or failure to act by Buyer to the extent arising after the Closing Date from the employment, discharge, layoff or termination after Closing of any Affected Employee who, after the Closing Date either becomes an employee of Buyer or continues as an employee of any Company.

           (l) On or before the Closing, Seller shall have caused the employment of employees of Imperial set forth in Exhibit H (the "Designated Employees") to be transferred to Holdings.

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           (m) Seller acknowledges that Buyer intends to offer Walter Lehneis employment with the DCB Business commencing immediately following the Closing, and Seller agrees that Buyer may make such offer of employment. Seller agrees that it shall be responsible for, and shall indemnify Buyer and the Companies and hold each of them harmless for, any costs, liabilities or obligations associated with Walter Lehneis' employment with Seller prior to the Closing Date, including any costs, liabilities and obligations related to any employment arrangement between Seller and Walter Lehneis, including costs, liabilities and obligations arising under that certain employment agreement, dated October 1, 2000, between Seller and Walter Lehneis.

           Section 4.9 Noncompete.

           (a) Except as otherwise agreed to in writing by Seller and Buyer, for a period of the greater of (i) five years and (ii) the duration of the Supply Agreement, commencing on the Closing Date, Seller agrees that neither Seller nor any of its affiliates, directly or indirectly, will sell or cause the sale of any DCB Non-Sugar Product or any product that is substantially similar to any DCB Non-Sugar Product in the United States of America ("Seller DCB Non-Sugar Restricted Business"). For purposes of this Agreement, "DCB Non-Sugar Product" means any of the Products that do not contain sugar as an ingredient.

           (b) Except for the Excluded Sugar Business or as otherwise agreed to in writing by Seller and Buyer, for a period of five years commencing on the Closing Date, Seller agrees that neither Seller nor any of its affiliates, directly or indirectly, will sell or cause the sale of any DCB Sugar Product or any product that is substantially similar to any DCB Sugar Product in the United States of America ("Seller DCB Sugar Restricted Business" and together with Seller DCB Non-Sugar Restricted Business "Seller Restricted Business"). For purposes of this Agreement "DCB Sugar Product" means any of the Products that contain sugar as an ingredient.

           (c) The restrictions set forth in Sections 4.9(a) and (b) shall not prohibit the ownership by Seller of up to one percent of the issued and outstanding capital stock of a publicly held entity carrying on a Seller Restricted Business, so long as Seller does not participate in the control or take an active part in the management or direction thereof and does not in any way render services thereto.

           (d) Except as provided in the Co-Pack Agreement or as otherwise agreed to in writing by Seller and Buyer, for a period of five years commencing on the Closing Date, Buyer agrees that neither Buyer nor any of its affiliates, directly or indirectly, will sell or cause the sale of any sugar products that are part of the Excluded Sugar Business or that are substantially similar to such products in the United States of America other than DCB Sugar Products and products developed by Buyer or its affiliates that are substantially similar to DCB Sugar Products ("Buyer Restricted Business").

           (e) The restrictions set forth in Section 4.9(d) shall not prohibit the ownership by Buyer of up to one percent of the issued and outstanding capital stock of a publicly held entity carrying on a Buyer Restricted Business, so long as Buyer does not participate in the control or

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take an active part in the management or direction thereof and does not in any way render services thereto.

           (f) The parties intend that each of the covenants contained in this
Section 4.9 shall be construed as a series of separate covenants, one for each state of the United States and each county of each state of the United States. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections of this Section 4.9. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 4.9 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws. The unenforceability of any covenant in this
Section 4.9 shall not preclude the enforcement of any other of said covenants or provisions or of any other obligation of Seller or Buyer hereunder, and the existence of any claim or cause of action of Seller or Buyer against the other whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Seller or Buyer of any of said covenants

           (g) It is understood and agreed that damages will be an inadequate remedy in the event of a breach or intended or threatened breach by Seller, Buyer or any of their respective affiliates of any of the covenants of Seller or Buyer, as applicable, in this Section 4.9, and that any such breach will cause Seller or Buyer, as applicable, irreparable injury and damage. Accordingly, Seller and Buyer each agree that the other shall be entitled, without waiving any additional rights or remedies otherwise available to Seller or Buyer, as applicable, to injunctive and other such equitable relief in the event of a breach or intended or threatened breach of any of said covenants by Seller, Buyer or any of their respective affiliates.

           Section 4.10 Ancillary Agreements.

           (a) Seller agrees to execute and deliver to Buyer the Transition Services Agreement, the Supplier Agreement in substantially the form attached as
Exhibit I to this Agreement (the "Supplier Agreement") and the Co-Pack Agreement in substantially the form attached as Exhibit J to this Agreement (the "Co-Pack Agreement") at or prior to the Closing. Seller also agrees to cause Ragus to execute and deliver to Buyer the Assignment Agreement and License Agreement at or prior to the Closing.

           (b) Buyer agrees to execute and deliver to Seller the Transition Services Agreement, Supplier Agreement and the Co-Pack Agreement at or prior to Closing. Buyer agrees to execute and deliver to Ragus the Assignment Agreement and License Agreement at or prior to the Closing.

           (c) Seller and Buyer agree to execute and deliver to each other and the Escrow Agent the Escrow Agreement in substantially the form attached as Exhibit K to this Agreement (the "Escrow Agreement" and, together with the Assignment Agreement, the

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Transition Services Agreement, the License Agreement, the Supplier Agreement and
the Co-Pack Agreement, the "Ancillary Agreements") at or prior to the Closing.

           Section 4.11 Real Property Matters. Seller has caused Stewart Title (the "Title Company") to deliver a title insurance commitment (each, a "Title Commitment" and, collectively, the "Title Commitments") and Bock & Clark's National Surveyor's Network to deliver a survey as to each Real Property site. The Title Commitments have been marked by hand to show the changes that Buyer requires to be made by the Title Company at or before Closing (the Title Commitments, as so changed and as attached hereto as Exhibit L, the "Title Policies"). Seller shall, at its expense, cause the Title Company to deliver the Title Policies to Buyer within five (5) business days after the Closing (but to be dated as of the Closing), and acknowledges and agrees that there remain certain imperfections in the titles and/or to the Real Property as identified on attached Exhibit M ("Title Imperfections"). Seller agrees to reimburse, indemnify and hold harmless Buyer for, from and against (i) all expenses reasonably incurred by Buyer and the Companies in attempting to cure the Title Imperfections after the Closing (including bringing any quiet title or similar actions, so long as any such action is commenced within six months after the Closing and is thereafter diligently pursued), provided, however, that Buyer shall consult with Seller with respect to all such actions taken, and (ii) all claims made against Buyer or the Companies as a result of the assertion by any other person or entity of rights under or relating to any of the Title Imperfections, and all expenses reasonably incurred by Buyer or the Companies, including reasonable attorney and consulting fees, in defending against any such claims. If, notwithstanding Buyer's reasonable efforts to cure any Title Imperfection, Buyer has been unable to cure such Title Imperfection as of the date that is six months after the Closing, Seller shall pay to Buyer that amount which compensates Buyer for the diminution in value of the affected Real Property caused by the impact of the Title Imperfection on (A) marketability of title to the affected Real Property for the use of the affected Real Property in the DCB Business as conducted immediately prior to Closing and/or (B) the usefulness of the affected Real Property for the use of the affected Property in the DCB Business as conducted immediately prior to Closing.

           Section 4.12 Post-Closing Access. After the Closing Date, each of Seller and Buyer will afford, and will cause their affiliates to afford, to the other party, its accountants and counsel, during normal business hours and upon reasonable request, reasonable access to the books and records pertaining to each of the Companies.

           Section 4.13 Litigation Support and Idaho Fresh-Pak Litigation.

           (a) In the event that and for so long as Seller, Savannah, Buyer or any of the Companies is actively contesting or defending against any third party litigation or arbitration in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving any of the Companies (the "Requesting Party"), Seller or Buyer, as applicable, will cooperate and will cause its affiliates to cooperate in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, all at the sole cost and expense of the Requesting Party (unless and to the extent the Requesting Party is entitled to indemnification therefor under Article VII).

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         (b) Notwithstanding any representation or warranty of Seller contained in this Agreement or any information or materials provided to Buyer or it representatives or disclosed in the Seller Disclosure Letter, Seller shall retain all responsibility for contesting or defending, at its expense, against all proceedings related to (i) the claim of Idaho Fresh-Pak Inc. (d/b/a Idahoan Foods) identified in Section 2.9 of the Seller Disclosure Letter (the "Fresh-Pak Litigation") and (ii) the claim of William G. Dixon identified in Sections 2.9 and 2.12(h) of the Seller Disclosure Letter (the "Dixon Claim"), and shall indemnify and hold harmless Buyer from, against and in respect of any liability, demand, claim, action or cause of action, assessment, loss, damage, cost and expense (including, without limitation, reasonable attorneys' fees and expenses), including any damages or costs in settlement, without regard for any indemnity limitation set forth in Article VII hereof, that arise out of or relate to the Fresh-Pak Litigation and the Dixon Claim. For purposes of this
Section 4.13(b), the provisions of Section 7.4 shall apply; provided that Seller shall be deemed to have received notice of the Fresh-Pak Litigation and the Dixon Claim as a Claim thereunder and assumed the defense thereof.

         Section 4.14 Disposed Businesses. Notwithstanding any representation or warranty of Seller contained in this Agreement or any information or materials provided to Buyer or it representatives or disclosed in the Seller Disclosure Letter, Seller shall indemnify and hold harmless Buyer from, against and in respect of any liability or obligation (including in respect of Taxes or under any Environmental Law), whether known or unknown, contingent or otherwise, demand, claim, action or cause of action, assessment, loss, damage, cost and expense (including, without limitation, reasonable attorneys' fees and expenses), including any damages or costs in settlement, without regard for any indemnity limitation set forth in Article VII hereof, that arises out of or relates to the (i) the ownership and operation by Seller or its affiliates of King Packaging Co., Inc. (and the assets and properties thereof) and the sale by Brands of King Packaging Co., Inc. ("King") to Tyco International (US) Inc. ("Tyco") and Sunbelt Manufacturing, Inc. ("Sunbelt") (including any liability or obligation, including obligation to indemnify, arising under that certain Stock Purchase Agreement, dated December 7, 2001 (the "King Purchase Agreement"), by and among Brands, King, Tyco and Sunbelt; provided, however, that Seller shall have no obligation to indemnify Buyer with respect to (x) the obligations of Brands set forth in Section 7.6 of the King Purchase Agreement, (y) compliance by Hormel Foods, LLC after the Closing Date with the Trademark License Agreement, dated December 7, 2001, between Ragus and King (which Supply Agreement is to be assigned to Hormel Foods, LLC in accordance with Section 5.3(k) hereof) or (z) compliance by Brands after the Closing Date with the Supply Agreement, dated December 7, 2001, between Brands and King), (ii) the ownership and operation of that certain real property located at 216 N.E. 12 Street, Moore, Oklahoma and the sale thereof to Vaughan Foods, Inc. and (iii) the ownership and operation of that certain real property located at 10 Burlington Avenue, Wilmington, Massachusetts and the sale thereof to Backleaf Corporation. Subject to Seller's compliance with the foregoing, Buyer agrees that Seller shall be entitled to the benefits of that certain Escrow Agreement, dated December 10, 2001, by and among Brands, Seller, Tyco, Sunbelt and The Bank of New York, including any release of funds thereunder that may be due or received by the Companies after the Closing.

         Section 4.15 Environmental Matters. Notwithstanding any representation or warranty of Seller contained in this Agreement, or any information or materials provided to Buyer or its representatives or disclosed in the Seller Disclosure Letter, Seller, at its cost and

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expense, shall use its best efforts to obtain a "No Further Action Required"
letter from the Georgia Department of Natural Resources, as recommended in the Phase II report, dated December 26, 2002, related to the property of the DCB Business located in Savannah, Georgia prepared for Seller, and, in the event that there is any underground storage tank present on such property as of the Closing Date, Seller shall indemnify and hold harmless Buyer, from, against and in respect of any liability, obligation, whether known or unknown, contingent or otherwise, demand, claim, action or cause of action, assessment, loss, damage, cost and expense (including without limitation, reasonable attorneys' fees, consultant fees and expenses) including any costs for Remedial Action, and without regard for any indemnity limits set forth in Article VII hereof, that arise out of or relate to, any investigation, removal and closure of any such underground storage tank.

                                   ARTICLE V

                CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

         Section 5.1 Conditions to Each Party's Obligations to Consummate the Stock Purchase. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

         (a) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental entity which prohibits the consummation of the transactions contemplated by this Agreement;

         (b) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission or which seeks to enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement;

         (c) Any waiting period applicable to the transactions contemplated by this Agreement under applicable U.S. antitrust or trade regulation laws and regulations, including, without limitation, under the HSR Act or any Other Antitrust Regulations, shall have expired or been terminated; and

         (d) Buyer, Seller and the Escrow Agent shall each have executed and delivered to each other the Escrow Agreement.

         Section 5.2 Further Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is further subject to satisfaction or waiver (but no such waiver shall waive any rights or remedy otherwise available to Seller) of the following conditions:

         (a) The representations and warranties of Buyer contained in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties which are as of a different date or period which shall be true and correct in all material respects as of such other date or period;

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         (b) Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;

         (c) Seller shall have received all Seller Lender Approvals;

         (d) Buyer shall have executed and delivered to Seller (i) the Transition Services Agreement, (ii) the Supplier Agreement, (iii) the Co-Pack Agreement and (iv) the Escrow Agreement; and

         (e) Buyer shall have executed and delivered to Ragus (i) the Assignment Agreement and (ii) the License Agreement.

         Section 5.3 Further Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver at or prior to the Closing Date (but no such waiver shall waive any rights or remedy otherwise available to Buyer) of the following conditions:

         (a) The representations and warranties of Seller contained in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date (without taking into account any disclosures by Seller of discoveries, events or occurrences arising on or after the date hereof), except for representations and warranties which are as of a different date or period which shall be true and correct in all material respects as of such other date or period;

         (b) Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;

         (c) All Closing Condition Consents and Seller Lender Approvals shall have been obtained, and none of such Closing Condition Consents or Seller Lender Approvals shall contain any conditions or restrictions that restrict or limit the business or activities of Buyer or any Company or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, Buyer or any of the Companies;

         (d) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission (i) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Companies, or to compel Buyer or any of its affiliates or any of the Companies to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or any of its affiliates or of the Companies, as a result of the transactions contemplated by this Agreement, or incur any material burden or (ii) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares;

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         (e) After the date of this Agreement, no Seller Material Adverse Effect shall have occurred;

         (f) Buyer shall have received the Title Policies in accordance with
Section 4.11;

         (g) Seller shall have executed and delivered to Buyer (i) the Transition Services Agreement, (ii) the Supplier Agreement, (iii) the Co-Pack Agreement and (iv) the Escrow Agreement;

         (h) Ragus shall have executive and delivered to Buyer (i) the Assignment Agreement and (ii) the License Agreement;

         (i) Seller shall have delivered to Buyer evidence of the release, cancellation and satisfaction in full of (A) all Liens on the shares of capital stock of the Companies, including liens on the Holdings Shares and the Brands Shares, (B) all Liens, other than Permitted Liens, on the assets of any of the Companies, including without limitation, evidence of the release of all such Liens in favor of General Electric Capital Corporation and of Harris Trust and Savings Bank and (C) all guaranties or similar obligations provided or granted by any of the Companies in respect of any obligations owed by Imperial or any of its affiliates, including any guaranties provided by any of the Companies to General Electric Capital Corporation and Harris Trust and Savings Bank;

         (j) Seller shall have delivered to Buyer evidence of its completion of actions to be taken by Seller on or before the Closing Date in accordance
Section 4.8(a) of this Agreement;

         (k) Seller shall have caused that certain Trademark License Agreement, dated December 7, 2001, between Ragus and King to be assigned to Hormel Foods, LLC and such other agreements designated by Seller pursuant to Section 4.3(f) to be assigned on or before Closing to Brands or such other of the Companies designated by Buyer;

         (l) The employment of each of the Designated Employees shall have been transferred to Holdings; and

         (m) All Privilege Closing Conditions, if any, shall have been satisfied.

         Section 5.4 Materiality of Conditions. Notwithstanding anything contained in this Agreement, no condition to consummation of the Stock Purchase contained in this Article V that involves performance of agreements by Seller or the accuracy of representations and warranties made by Seller as of the date of this Agreement, as of the Closing Date or as of any other date or period shall be deemed not fulfilled, and Buyer shall not be entitled to fail to consummate the transactions contemplated by this Agreement or terminate this Agreement on such basis, if the respects in which such agreements have not been performed or the representations and warranties are untrue, would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect.

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                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

         Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:

         (a) by mutual written consent of Seller and Buyer;

         (b) by Seller or Buyer at any time after January 25, 2003 if the Closing shall not have occurred by such date; provided that a party will not be entitled to terminate this Agreement pursuant to this Section 6.1(b) if such party's failure to comply fully with its obligations under this Agreement has prevented the Closing from occurring;

         (c) by Buyer, if

             (i) Seller has breached any representation, warranty or agreement contained in this Agreement in any material respect;

             (ii) any of the conditions set forth in Section 5.3 have become impossible to satisfy; or

             (iii) after the date of this Agreement, there has occurred any Seller Material Adverse Effect;

         (d) by Seller, if

             (i) Buyer has breached any representation, warranty or agreement contained in this Agreement in any material respect; or

             (ii) any of the conditions set forth in Section 5.2 have become impossible to satisfy;

         (e) by Seller or Buyer if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

         Section 6.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by the parties under Section 6.1 of this Agreement, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by Seller or Buyer. If this Agreement is terminated under Section 6.1 of this Agreement:

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          (a)  each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 4.2(b) of this Agreement;

          (b) all filings, applications and other submissions made pursuant hereto shall, be withdrawn from the agency or other person to which made; and

          (c) there shall be no liability or obligation under this Agreement on the part of Seller or Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that Seller or Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful breach by Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Section 4.5, Section 6.2, Section 8.6 and Section
8.9 of this Agreement shall survive any such termination.

                                  ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

          Section 7.1 Survival Periods. Subject to the immediately following sentence, all representations and warranties of the parties contained in this Agreement shall survive the Closing until the date that is twenty-four months from the Closing Date (the "Survival Period") except that the representations and warranties of Seller contained in Section 2.11 [Employee Benefit Plans],
Section 2.13 [Taxes] and Section 2.17 [Environmental] shall survive the Closing until expiration of the applicable statute of limitations but, except as provided in Section 6.2(c) of this Agreement, shall not survive any termination of this Agreement. Notwithstanding the immediately preceding sentence, the representations and warranties in Section 2.2 [Authority Relative to this Agreement] and Section 2.4 [Ownership of Shares] of this Agreement shall survive the Closing indefinitely. Except with respect to the representations and warranties contained in Section 2.2 [Authority Relative to this Agreement],
Section 2.4 [Ownership of Shares], Section 2.11 [Employee Benefit Plans],
Section 2.13 [Taxes] and Section 2.17 [Environmental] of this Agreement, the parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Buyer based upon, directly or indirectly, any of the representations and warranties contained in Articles II and III of this Agreement after the Survival Period (except for the representations and warranties in Section 2.2 [Authority Relative to this Agreement], Section 2.4 [Ownership of Shares], Section 2.11 [Employee Benefit Plans], Section 2.13 [Taxes] and Section 2.17 [Environmental] of this Agreement) or, except as provided in Section 6.2(c) of this Agreement, any termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 1.10, 1.11, 1.12, 1.13, 4.2, 4.3(e), 4.6, 4.8, 4.9, 4.11, 4.12, 4.13, 4.14 and 4.15 of this
Agreement.

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          Section 7.2  Seller's Agreement to Indemnify.

          (a) Subject to the terms and conditions set forth in this Agreement, from and after the Closing, Seller shall, and shall cause all of its subsidiaries to (except to the extent the ownership of any such subsidiary is sold or transferred after the date hereof) indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Buyer Damages") asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in
Article II of this Agreement or in the Seller Disclosure Letter or any closing certificate delivered by or on behalf of Seller pursuant to this Agreement, (ii) any product sold or manufactured by the Companies prior to the Closing Date (including products manufactured by or for the account of any of Seller, Savannah or the Companies prior to the Closing, regardless of their inclusion in inventory of a Company as of the Closing and their eventual sale by a Company or by Buyer or their affiliates after the Closing except to the extent that, after the Closing, a Company, Buyer or any of their affiliates, or any representative or agent of a Company, Buyer or its affiliates, or any person unaffiliated with Seller or Savannah or the Companies (excluding suppliers or contract manufacturers of Seller, Savannah or the Companies or other persons affiliated with the production, storage, transportation and handling of such products prior to Closing to the extent they produced, stored, transported or handled such products) was negligent in the storage, handling or distribution of such products, in which case the indemnification obligation of Seller hereunder shall be reduced to the extent that such negligence contributed to the Buyer Damages) and (iii) any breach of any of the covenants and agreements of any Seller contained in this Agreement, including without limitation any agreement of Seller to indemnify Buyer with respect to specific matters contained elsewhere in this Agreement. Buyer Indemnitees shall be entitled to recover any Buyer Damages for which Seller is obligated to indemnify under this Section 7.2, (i) first, from the Escrow Agent, an amount equal to any Buyer Damages any such Buyer Indemnitee may suffer hereunder pursuant to Section 7.9 hereof and (ii) second, if and to the extent that the Indemnification Escrow Amount is not sufficient to cover such Buyer Damages, from Seller.

          (b) Seller's obligation to indemnify the Buyer Indemnitees for Buyer Damages under Section 7.2(a) of this Agreement is subject to the following limitations:

               (i)  No indemnification shall be made by Seller under
     Section 7.2(a)(i) unless the aggregate amount of Buyer Damages exceeds $750,000 (the "Basket Amount") and, in such event, indemnification shall be made by Seller only to the extent Buyer Damages exceed $500,000 (the "Deductible Amount");

               (ii) In no event shall Seller's aggregate obligation to indemnify the Buyer Indemnitees under Section 7.2(a)(i) exceed 50% of the Purchase Price (the "Cap Amount"), except in the event that such obligation to indemnify arises from the fraudulent act or omission of Seller;

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          (iii)  The amount of any Buyer Damages shall be reduced by (A) any amount actually received by a Buyer Indemnitee with respect to such Buyer Damages under any insurance coverage or from any other party alleged to be responsible for such Buyer Damages (provided, however, that the amount of any such reduction for insurance proceeds shall be offset by the present value of any increase in insurance premiums attributable to any claim for insurance related to such Buyer Damages) and (B) the amount of any Tax benefit actually realized by the Buyer Indemnitee attributable to such Buyer Damages (provided however, that the amount of any such reduction for Tax benefit shall be offset by any increased tax liability of the Buyer Indemnitee as a result of inclusion in income of any part of payments made in respect of such Buyer Damages, and that for purposes of determining the amount of any Tax benefit or detriment pursuant to this Section 7.2(b)(iii), the marginal combined federal and state income tax rate of the Buyer Indemnitee shall be deemed to be forty percent (40%)). The Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller under this
Section 7.2, then such Buyer Indemnitee shall promptly reimburse Seller for amounts paid by Seller to the Buyer Indemnitee in connection with providing such indemnification up to such amount received by the Buyer Indemnitee;

          (iv) Buyer agrees that Buyer shall use commercially reasonable efforts to pursue any claim pursuant to this Section 7.2(b) that is potentially payable under the Title Policy issued pursuant to Section 4.11 of this Agreement against such Title Policy before a claim is made against Seller pursuant to this
Article VII. Buyer Damages shall be reduced by the amount of any such proceeds received under such title insurance policy; and

          (v) Seller shall be obligated to indemnify the Buyer Indemnitees. under Section 7.2(a)(i) only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given Seller written notice of prior to the end of the Survival Period (to the extent the Survival Period is applicable to such claim). Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim. Subject to the procedures with respect to Claims under Section 7.4 hereof, if such written notice (or an amended notice) states the amount of Buyer Damages claimed and Seller notifies the Buyer Indemnitee that Seller does not dispute the claim described in such notice or fails to notify the Buyer Indemnitee within 20 business days after delivery of such notice by the Buyer Indemnitee whether Seller disputes the claim described in such notice, Buyer Damages in the amount specified in such notice will be admitted by Seller, and Seller will pay the amount of such Buyer Damages to the Buyer Indemnitee. If Seller has timely disputed its liability with respect to such claim, Buyer and Seller will proceed in good faith to negotiate a resolution of such dispute in accordance with Section 8.6 hereof. If a written notice does not state the amount of Buyer Damages claimed, such omission will not preclude the Buyer Indemnitee from

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     recovering from Seller the amount of Buyer Damages with respect to the claim described in such notice if any such amount is promptly provided once determined.

          (c) Subject to a Buyer Indemnitee's right to recover for Buyer Damages from the Indemnification Escrow Amount in accordance with Section 7.9, Seller will pay the amount of any Buyer Damages to the Buyer Indemnitee within 10 business days following the determination of Seller's liability for and the amount of Seller Damages (whether such determination is made pursuant to the procedures set forth in this Article VII, by agreement between Buyer and Seller, by arbitration award or by final adjudication in accordance with the terms of this Agreement).

          Section 7.3  Buyer's Agreement to Indemnify.

          (a) Subject to the terms and conditions set forth in this Agreement, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Seller Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Seller Damages") asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in
Article III of this Agreement or any closing certificate delivered by or on behalf of Buyer pursuant to this Agreement and (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement.

          (b)  Buyer's obligation to indemnify the Seller Indemnitees under
Section 7.3(a) of this Agreement is subject to the following limitations:

               (i)   No indemnification shall be made by Buyer under
     Section 7.3(a)(i) unless the aggregate amount of Seller Damages exceeds the Basket Amount and, in such event, indemnification shall be made by Buyer only to the extent that the aggregate amount of Seller Damages exceeds the Deductible Amount;

               (ii) In no event shall Buyer's aggregate obligation to indemnify the Seller Indemnitees under Section 7.3(a)(i) exceed the Cap Amount, except in the event that such obligation to indemnify arises from the fraudulent act or omission of Buyer;

               (iii) The amount of any Seller Damages shall be reduced by (A) any amount actually received by a Seller Indemnitee with respect to such Seller Damages under any insurance coverage or from any other party alleged to be responsible for such Seller Damages (provided, however, that the amount of any such reduction for insurance proceeds shall be offset by the present value of any increase in insurance premiums attributable to any claim for insurance related to such Seller Damages) and (B) the amount of any Tax benefit actually realized by the Seller Indemnitee attributable to such Seller Damages (provided however, that the amount of any such reduction for Tax benefit shall be offset by any increased tax liability of the Seller Indemnitee as a result of inclusion in income of any part of payments made in respect of such Seller Damages, and that for purposes of determining the amount of any Tax benefit or detriment pursuant to

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     this Section 7.3(b)(iii), the marginal combined federal and state income tax rate of the Seller Indemnitee shall be deemed to be forty percent (40%)). The Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller Indemnitee receives any amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Buyer under this Section 7.3, then such Seller Indemnitee shall promptly reimburse Buyer for amounts paid by Buyer to the Seller Indemnitee in connection with providing such indemnification up to such amount received by the Seller Indemnitee; and

               (iv) Buyer shall be obligated to indemnify the Seller Indemnitees under Section 7.3(a)(i) only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given Buyer written notice of prior to the end of the Survival Period. Any written notice delivered by a Seller Indemnitee to Buyer with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim. Subject to the procedures with respect to Claims under Section 7.4 hereof, if such written notice (or an amended notice) states the amount of Seller Damages claimed and Buyer notifies the Seller Indemnitee that Buyer does not dispute the claim described in such notice or fails to notify the Seller Indemnitee within 20 business days after delivery of such notice by the Seller Indemnitee whether Buyer disputes the claim described in such notice, Seller Damages in the amount specified in such notice will be admitted by Buyer, and Buyer will pay the amount of such Seller Damages to the Seller Indemnitee. If Buyer has timely disputed its liability with respect to such claim, Seller and Buyer will proceed in good faith to negotiate a resolution of such dispute in accordance with Section 8.6 hereof. If a written notice does not state the amount of Seller Damages claimed, such omission will not preclude the Seller Indemnitee from recovering from Buyer the amount of Seller Damages with respect to the claim described in such notice if any such amount is promptly provided once determined.

          (c) Buyer will pay the amount of any Seller Damages to the Seller Indemnitee within 10 business days following the determination of Buyer's liability for and the amount of Seller Damages (whether such determination is made pursuant to the procedures set forth in this Article VII, by agreement between Buyer and Seller, by arbitration award or by final adjudication in accordance with the terms of this Agreement).

          Section 7.4 Third-Party Indemnification. The obligations of Seller to indemnify the Buyer Indemnitees under Section 7.2 of this Agreement with respect to Buyer Damages and the obligations of Buyer to indemnify the Seller Indemnitees under Section 7.3 of this Agreement with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:

          (a) Any party against whom any Claim is asserted will give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may, at its option, undertake the defense of such Claim by representatives of

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its own choosing. Failure to give prompt notice of a Claim under this Agreement shall not affect the indemnifying party obligations under this Article VII, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination of such Claim. If the indemnifying party assumes such defense, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, shall have the right to participate in the defense thereof and to employ counsel, at its own expense (which expense shall not constitute a Buyer Damage or Seller Damage, as applicable, unless the Buyer Indemnitee or the Seller Indemnitee, as the case may be, reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Buyer Indemnitee or the Seller Indemnitee, as the case may be, and only to the extent that such expenses are reasonable), separate from the counsel employed by the Buyer Indemnitee or the Seller Indemnitee, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Buyer Indemnitee or the Seller Indemnitee, as the case may be, for any period during which the indemnifying party has not assumed the defense thereof.

          (b) Anything in this Section 7.4 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term of the delivery by the claimant or plaintiff to the Seller Indemnitee or the Buyer Indemnitee, as the case may be, of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the indemnifying party, without the prior written consent of the Seller Indemnitee or the Buyer Indemnitee, as the case may be, which consent shall not be unreasonably withheld.

          (c) The indemnifying party and the Seller Indemnitee or Buyer Indemnitee, as applicable, shall provide each other such cooperation as may be reasonably requested and at the expense of the indemnifying party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought under this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

          Section 7.5 No Setoff. Neither Buyer nor Seller shall have any right to setoff any Buyer Damages or Seller Damages, respectively, against any payments to be made by either of them under this Agreement.

          Section 7.6 No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts (i) giving rise to such liability constituting a breach of more than one representation, warranty,

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covenant or agreement or (ii) taken into account in determining any adjustment to the Purchase Price under Section 1.9(c).

          Section 7.7 Qualifications for Materiality. Notwithstanding any provision in this Agreement to the contrary, the indemnification obligations of Seller and of Buyer under this Article VII in connection with a breach of any representation, warranty, covenant or other agreement contained in this Agreement, and the amount of Losses to be indemnified, shall be determined without regard to any qualifications, provisions or exceptions for "material", "materiality," "in all material respects" (or correlative meanings) or "Seller Material Adverse Effect" or "Buyer Material Adverse Effect" set forth in such representation, warranty, covenant or other agreement, and each of such representations, warranties, covenants or other agreements shall be deemed to have been made or given for the purposes of this Article VII as though there were no such qualification, provision or exception. The parties acknowledge that the failure to disclose a matter in the Seller Disclosure Letter due to the materiality thresholds set forth in any such representation, warranty, covenant or other agreement shall not, per se, give rise to Buyer Damages or Seller Damages, as the case may be.

          Section 7.8 Sole Remedy.

          (a) After the Closing, the parties agree that the sole and exclusive remedy of any party to this Agreement or their respective affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for in this Agreement and the Ancillary Agreements, shall be limited to the indemnification provisions set forth in Section 1.9, 1.10, 1.11, 1.12, 1.13, 4.6, 4.8(k), 4.11, 4.13(b), 4.14 and 4.15 and this Article VII and, in furtherance of the foregoing, each of the parties, on behalf of itself and its affiliates, waives and releases the other parties to this Agreement (and such other parties' affiliates) from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its affiliates may have against the other party to this Agreement except as provided by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon allegations of fraud by the other party in connection with this Agreement. In the event such action is brought, the prevailing party's attorneys' fees and costs will be paid by the nonprevailing party.

          (b) The parties intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and, to the extent applicable, the limitations contained in this Article VII shall apply to all indemnity and other obligations of the parties under this Agreement, except as provided in Section 4.6 and except to the extent expressly excluded in this Article VII.

          Section 7.9 No Special Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE VII OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

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          Section 7.10 Escrow Account.

          (a) The Adjustment Escrow Amount shall be held by the Escrow Agent from the Closing Date until the final resolution of any adjustment to the Purchase Price is determined under Section 1.9 hereof and shall be released by the Escrow Agent in accordance with Section 1.9 hereof and the terms of the Escrow Agreement.

          (b) The Indemnification Escrow Amount shall be held by the Escrow Agent from the Closing Date until twenty-four months after the Closing Date (the "Escrow Period") and shall be released by the Escrow Agent in accordance with this Section 7.10 and the terms of the Escrow Agreement. During the Escrow Period, if any Buyer Indemnitee suffers any Buyer Damages subject to indemnification pursuant to this Article VII, it shall be entitled to receive, upon final determination of the amount of Buyer Damages and its entitlement to indemnification in accordance with the terms of this Agreement, from the Escrow Agent out of the Indemnification Escrow Amount an amount equal to the amount of such Buyer Damages.

          (c) At the end of the Escrow Period, the Escrow Agent, shall promptly deliver to Seller cash (the "Returned Cash") in amount equal to the then current balance of Indemnification Escrow Amount (subject to the prior reduction of the Indemnification Escrow Amount in satisfaction of any Buyer Damage for which any Buyer Indemnitee was entitled to indemnification pursuant to this Article VII) less the aggregate value (based on a reasonable good faith estimate of the liability) of all claims for indemnification under this Article VII, if any, for which notice has been timely filed by a Buyer Indemnitee pursuant to this
Article VII ("Pending Claims"). At the time that the Escrow Agent delivers the Returned Cash to Seller, the Escrow Agent shall deliver a notice to Seller and Buyer setting forth the amount of Returned Cash, the aggregate value of all Pending Claims, and the amount of the Indemnification Escrow Amount, including Investment Income (as defined in the Escrow Agreement) thereon, that will remain in escrow under the Escrow Agreement pending resolution of any such Pending Claims (the "Retained Cash").

          (d) Within ten business days after the date on which a claim for indemnification of Buyer Damages against Retained Cash has been completely and finally resolved in accordance with this Agreement, the Escrow Agent shall deliver to Seller the Retained Cash, including Investment Income thereon, less an amount of cash equal to the aggregate amount released by the Escrow Agent to the applicable Buyer Indemnitee pursuant to this Article VII in connection with the final resolution of its claims against the Retained Cash.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

          Section 8.1 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties to this Agreement, under an instrument in writing signed by all parties.

          Section 8.2 Entire Agreement; Assignment. This Agreement (including the Seller Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement

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between the parties concerning the subject matter of this Agreement and supersede other prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Agreement and (b) shall not be assigned, by operation of law or otherwise, by a party, without the prior written consent of the other parties.

          Section 8.3 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

          Section 8.4 Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

           (a)    if to Seller, to

                  Imperial Sugar Company
                  8016 Highway 90A
                  Sugar Land, Texas 77478
                  Telecopy:  (281) 490-9881
                  Attention: William F. Schwer, Executive Vice
                             President & General Counsel

                  with a copy to

                  Baker Botts L.L.P.
                  One Shell Plaza
                  910 Louisiana Street
                  Houston, Texas 77002-4995
                  Telecopy:   (713) 229-7701
                  Attention:  J. David Kirkland, Jr.

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          (b) if to Buyer, to

              Hormel Foods Corporation
              One Hormel Place
              Austin, Minnesota  55912
              Telecopy:  (507) 437-5129
              Attention: General Counsel

              with a copy to

              Dorsey & Whitney LLP
              50 South Sixth Street
              Minneapolis, Minnesota  55402
              Telecopy:  (612) 340-2868
              Attention: Robert A. Rosenbaum

          Section 8.5 Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof.

          Section 8.6 Dispute Resolution.

          (a) Negotiation; Mediation.

              (i) In the event of any dispute or disagreement between Seller and Buyer as to the interpretation of any provision of this Agreement (or the performance of obligations under this Agreement), the matter, on written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of Buyer and Seller shall be free to exercise the remedies available to it under
Section 8.6(b).

              (ii) The Representatives may, if they desire, agree to undertake mediation and may, if they choose, do so in accordance with the commercial mediation rules of the American Arbitration Association ("AAA"), either as written or as modified by mutual agreement. A written agreement to undertake mediation may be made at any time. If arbitration proceeds have been instituted, they shall be stayed until the mediation process is terminated.

          (b) Arbitration.

              (i) Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated by this Agreement or the transactions arising hereunder or thereunder that cannot be resolved by negotiation or

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          mediation pursuant to Section 8.6(a) shall be settled exclusively by final and binding arbitration in the City of St. Louis, Missouri. Such arbitration will apply the laws of the State of Delaware and the commercial arbitration rules of AAA to resolve the dispute.

                 (ii) Such arbitration shall be conducted by one independent and impartial arbitrator to be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement regarding appointment of an arbitrator within thirty days following receipt by one party of the other party's notice of arbitration, the arbitrator shall be selected from a list or lists of proposed arbitrators submitted by AAA. Unless the parties agree otherwise, the arbitrator shall be a licensed attorney with at least ten years of experience in the practice of law. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (A) the number of preemptory strikes shall not be limited and
          (B), if the parties fail to select an arbitrator from one or more lists, AAA shall not have the power to make an appointment but shall continue to submit additional lists until an arbitrator has been selected. Initially, however, promptly following its receipt of a request to submit a list of proposed arbitrators, AAA shall convene the parties in person or by telephone and attempt to facilitate their selection of an arbitrator by agreement. If the arbitrator should die, withdraw or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner.

                 (iii) The arbitrator shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The fees and expenses of the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator may award costs and expenses to the prevailing party in the arbitration (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts). No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his or her sole discretion, on application by either party, to order pre-arbitration examination of the witnesses and documents that the other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrator shall render his or her award within 90 days of the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to either party any punitive damages in connection with any dispute between them arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder, and each party hereby irrevocably waives any right to recover such damages. The arbitration hearings and award shall be maintained in confidence.

                 (iv) Notwithstanding anything to the contrary provided in this Section 8.6(b) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief or to specifically enforce the terms of this Agreement if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such party's request for temporary relief. The award

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         rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

           (c) Inapplicable to Section 1.9. Notwithstanding anything to the contrary contained in this Agreement, this Section 8.6 shall not apply to the provisions of Sections 1.9(b) and (c) of this Agreement.

           Section 8.7 Descriptive Headings. The descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

           Section 8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

           Section 8.9 Fees and Expenses. Whether or not this Agreement and the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses (and, in the case of Seller and Savannah, the expenses incurred by the Companies). Each of Seller, on the one hand, and the Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party. Seller agrees that none of the Companies has borne or will bear any of Seller's or Savannah expenses in connection with the transactions contemplated by this Agreement.

           Section 8.10 Interpretation. The phrase "to the knowledge of Seller" or any similar phrase shall mean such facts and other information which as of the date of this Agreement are known to any director or officer of Seller, Savannah or the Companies and any of the following individuals William F. Schwer, Walter Lehnies, Hal P. Mechler, Dan Garrett and Frank Jacobs or any knowledge that would have been acquired by any such person upon appropriate inquiry and investigation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

           Section 8.11 Third-Party Beneficiaries. Savannah is an intended third-party beneficiary of this Agreement. This Agreement is solely for the benefit of Seller, Savannah and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

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           Section 8.12 No Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

           Section 8.13 Specific Performance. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

           [Remainder of page left blank intentionally. Signature page follows.]

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                  IN WITNESS WHEREOF, each of the undersigned has caused this
Stock Purchase Agreement to be duly signed as of the date first above written.

                                     SELLER:

                                        IMPERIAL SUGAR COMPANY


                                        By:      /s/ DARRELL D. SWANK
                                           -------------------------------------
                                        Name:    Darrell D. Swank
                                        Title:   Executive Vice President and
                                                 Chief Financial Officer


                                        HORMEL FOODS CORPORATION


                                        By:      /s/ MAHLON C. SCHNEIDER
                                           --------------------------------
                                        Name:    Mahlon C. Schneider
                                        Title:   Senior Vice President, External
                                                 Affairs and General Counsel


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                                                                       EXHIBIT A

                             EXCLUDED SUGAR PRODUCTS

         ALL CHANNELS OF DISTRIBUTION

                  100 lb bags
                  50 lb bags
                  40 lb box (powdered, brown)
                  25 lb bags
                  5 lb bags
                  4 lb bags
                  Totes



         GROCERY/RETAIL AND INDUSTRIAL CHANNELS OF DISTRIBUTION

                  Canisters
                  2 lb boxes
                  1 lb bags
                  1 lb boxes